SCHEDULE 14A

(Rule 14a-101)
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SCHEDULE 14A INFORMATION

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EL PASO ELECTRIC COMPANY
(Name of Registrant as Specified In Its Charter)

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EL PASO ELECTRIC

2018 PROXY STATEMENT

The Electric Company®
El Paso Electric

EL PASO ELECTRIC COMPANY

100 N. Stanton Street
El Paso, Texas 79901
(915) 543-5711

April 13, 2018

Dear Shareholders:

We are pleased to invite you to the Annual Meeting of Shareholders (the “Annual Meeting”) of El Paso Electric Company (the “Company”) to be held at the Stanton Tower Building, located at 100 N. Stanton Street, El Paso, Texas 79901, on May 24, 2018, at 10:00 a.m., Mountain Daylight Time.

As explained in the enclosed Proxy Statement, the purpose of the Annual Meeting is to give shareholders an opportunity (i) to vote on the election of the Company’s Class III Directors; (ii) to consider and act upon the recommendation of the Board of Directors of the Company (the “Board”) to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and (iii) to approve, by a non-binding advisory vote, the Company’s executive compensation, commonly referred to as a “say-on-pay” vote.

Information concerning these matters is set forth in the accompanying Notice of the Meeting and Proxy Statement. The Board recommends that you vote “FOR” proposals one, two, and three as explained in the enclosed Proxy Statement.

Your vote is important to us. To ensure your representation, even if you cannot attend the Annual Meeting, please mark, sign, date, and return the enclosed proxy card promptly.

Thank you for your continued interest in El Paso Electric Company.

Sincerely,

Mary E. Kipp
President and Chief Executive Officer

EL PASO ELECTRIC COMPANY

100 N. Stanton Street
El Paso, Texas 79901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of El Paso Electric Company. This is your notice for the Annual Meeting.

DATE AND TIME

May 24, 2018, at 10:00 a.m., Mountain Daylight Time

PLACE

The Stanton Tower Building, located at 100 N. Stanton Street, El Paso, Texas 79901

ITEMS OF BUSINESS

(1)	elect the Company’s Class III Directors;
(2)	ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;
(3)	conduct an advisory vote on executive compensation; and
(4)	conduct other business if properly raised.

The Board knows of no matter, other than those set forth above (which are discussed at greater length in the accompanying Proxy Statement), that will be presented for consideration at the Annual Meeting.

RECORD DATE

Shareholders of record at the close of business on March 26, 2018, are entitled to vote.

PROXY VOTING

Each outstanding share of the Company’s common stock entitles the holder to one vote. You may vote either by attending the Annual Meeting or by proxy. For specific voting information, please see the information beginning on page 1 of the enclosed Proxy Statement. Even if you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

On behalf of the Board, thank you for your participation in this important annual process.

By Order of the Board of Directors,

Jessica Goldman
Corporate Secretary

April 13, 2018

YOUR VOTE IS IMPORTANT
PLEASE MARK, SIGN, DATE, AND
RETURN YOUR PROXY CARD PROMPTLY OR VOTE BY INTERNET OR TELEPHONE.
THANK YOU.

El Paso Electric Company 2018 Proxy Statement

El Paso Electric Company 2018 Proxy Statement

EL PASO ELECTRIC COMPANY

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2018

Proxy Summary

Voting Matters and Board Recommendations:		Board Vote Recommendation	Page Reference (for more detail)
Proposal No. 1	Election of Directors	FOR each nominee	Page 5
Proposal No. 2	Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2018	FOR	Page 17
Proposal No. 3	Advisory Vote on Executive Compensation	FOR	Page 19

How to Vote

If you held shares of El Paso Electric Company common stock as of the close of business on the record date (March 26, 2018), you are entitled to vote at the Annual Meeting.

•
By Internet – Go to the website at www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card or on your Notice of Internet Availability of Proxy Materials.

•	By Telephone – Call 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number that appears on your proxy card.
•
By Mail – If you received a full paper set of proxy materials, date and sign your proxy card exactly as your name appears on your proxy card and mail it in the enclosed, postage-paid envelope. If you received a Notice of Internet Availability of Proxy Materials, you may request a proxy card by following the instructions in your Notice. You do not need to mail the proxy card if you are voting by Internet or telephone.

El Paso Electric Company 2018 Proxy Statement	1

BOARD NOMINEES AND CONTINUING DIRECTORS

The following table provides summary information about each director nominee and continuing director.

Name	Age	Director Since	Principal Occupation	Independent	AC	CC	EC	EREC	NCG	PPCR	SC	Qualifications & Skills
NOMINEES FOR CLASS III DIRECTORS (TERM EXPIRING IN 2021)
Raymond Palacios, Jr.	57	2017 (Currently a Class I Director)	President, Bravo Cadillac, El Paso, Texas and Bravo Chevrolet Cadillac, Las Cruces, New Mexico									• consumer retail and marketing • financial controls and auditing • knowledge of Texas communities • knowledge of New Mexico communities
Stephen N. Wertheimer	67	1996	Managing Director and Founding Partner, W Capital Partners									• corporate finance and accounting • regulated financial • environmental/ alternative energy/solar • corporate governance • consumer retail and marketing • strategic planning • technology strategy
Charles A. Yamarone	59	1996	Chief Corporate Governance and Compliance Officer, Houlihan Lokey Chairman of the Board, El Paso Electric Company									• corporate finance and accounting • regulated financial • legal • corporate governance • financial controls and auditing

CLASS I DIRECTORS (TERM EXPIRING IN 2019)
Paul M. Barbas	61	2017	Director of Vistra Energy Corp. (successor to Dynegy Inc.) Retired President and Chief Executive Officer, DPL Inc. and its principal subsidiary, The Dayton Power and Light Company									• regulated utility • environmental/ alternative energy/solar • utility operations • technology strategy • strategic planning
James W. Cicconi	65	1997	Retired Senior Executive Vice President for External and Legislative Affairs, AT&T Services, Inc.									• governmental affairs and compliance • legal • telecommunications • technology strategy
Mary E. Kipp	50	2015	President and Chief Executive Officer, El Paso Electric Company
• regulated financial • knowledge of Texas communities • governmental affairs and compliance • legal • regulated utility • utility operations • environmental/alternative energy/solar • corporate governance • knowledge of New Mexico communities • strategic planning

CLASS II DIRECTORS (TERM EXPIRING IN 2020)
Catherine A. Allen	71	2009	Founder, Chairman and CEO, The Santa Fe Group									• regulated financial • governmental affairs and compliance • strategic planning • corporate governance • knowledge of New Mexico communities • technology strategy
Edward Escudero	47	2012	President and CEO, High Desert Capital LLC Vice Chairman of the Board, El Paso Electric Company									• corporate finance and accounting • regulated financial • knowledge of Texas communities • consumer retail and marketing • regulated utility • utility operations • financial controls and auditing

Eric B. Siegel	60	1996	Retired Limited Partner of Apollo Advisors, LP and Senior Consultant to and Special Advisor to the Chairman of the Milwaukee Brewers Baseball Club									• corporate finance and accounting • regulated financial • legal • corporate governance • strategic planning
MEETINGS IN 2017					12	5	3	4	4	4	4

Chairperson	AC	Audit Committee	NCG	Nominating and Corporate Governance Committee
Member	CC	Compensation Committee	PPCR	Public Policy and Corporate Reputation Committee
Financial Expert	EC	Executive Committee	SC	Security Committee
	EREC	Energy Resources and Environmental Committee

2	El Paso Electric Company 2018 Proxy Statement

FREQUENTLY ASKED QUESTIONS REGARDING VOTING

Who may vote?

Shareholders of record at the close of business on the record date of March 26, 2018, may vote at the 2018 Annual Meeting of Shareholders of El Paso Electric Company (the “Annual Meeting” or “meeting”). As of the March 26, 2018 record date, there were 40,660,737 shares of the Company’s common stock (“Common Stock”) outstanding.

What items will I be voting on?

Proposal Descriptions	More Information	Board Recommendation	Broker non-votes	Abstentions	Votes Required for Approval
Proposal 1 Election of Directors	Page 5	FOR each director nominee	Do not count	Do not count	Must receive a majority of shares cast in the election
Proposal 2 Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2018	Page 17	FOR	Do not count	Against vote	Must receive a majority of shares entitled to vote on the matter
Proposal 3 Advisory Vote on Executive Compensation	Page19	FOR	Do not count	Against vote	Must receive a majority of shares entitled to vote on the matter

How many votes do I have?

You have one vote for each share of Common Stock you owned as of the record date for the meeting.

How do I vote?

Your vote is important. You may vote in person at the meeting or by proxy. The Company recommends that you vote by proxy even if you plan to attend the meeting. You have the ability to change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving the Company your proxy means that you authorize the Company to vote your shares of Common Stock at the meeting in the manner you indicated on your proxy card. You may also provide your proxy using the Internet or telephone procedures described on the proxy card.

You may vote for or against each director nominee and the proposals under Item 2 (Ratification of Appointment of Independent Registered Public Accounting Firm) and Item 3 (Advisory Vote on Executive Compensation), or you may abstain from voting on these items. If you give the Company your proxy but do not specify how to vote, we will vote your shares of Common Stock in accordance with the Board’s recommendations as described above.

What are the Board’s recommendations?

The Board’s recommendations are described in more detail with the description of each proposal in this Proxy Statement. The Board recommends that you vote as follows:

1.	FOR the election of the Class III Directors;
2.	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
3.	FOR the approval, on an advisory basis, of the executive compensation program described in this Proxy Statement.

What if I change my mind after I have voted?

You may revoke your proxy before it is voted at the meeting by submitting a new proxy card with a later date; voting in person at the meeting; or by filing with the Corporate Secretary of the Company an instrument in writing revoking the proxy.

Will my shares of Common Stock be voted if I do not provide my proxy?

It depends on whether you hold your shares of Common Stock in your own name or in the name of a bank or brokerage firm. If you hold your shares of Common Stock directly in your own name, they will not be voted unless you provide a proxy or vote in person at the meeting. The rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at shareholder meetings are routine or non-routine.

Brokerage firms generally have the authority to vote their customers’ unvoted shares on certain “routine” matters. If your shares of Common Stock are held in the name of a broker, bank or other nominee, such nominee can vote your shares of

El Paso Electric Company 2018 Proxy Statement	3

Common Stock for the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018, if you do not timely provide your proxy because this matter is considered “routine” under the applicable rules. However, no other items are considered “routine” and may not be voted on by your nominee without your instruction.

For all items other than the ratification of the appointment of our independent auditors, brokers holding shares of Common Stock must vote according to specific instructions they receive from the beneficial owners of those shares because the NYSE precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner as to how to vote. Brokers cannot vote on Proposal 1 (Election of Directors) or Proposal 3 (Advisory Vote on Executive Compensation) without instructions from the beneficial owners. If you do not instruct your broker how to vote with respect to Proposal 1 or Proposal 3, your broker will not vote for you with respect to those items. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

Abstentions are included in the determination of the number of shares of Common Stock represented at the Annual Meeting for purposes of determining whether a quorum is present. Abstentions are not counted for purposes of determining whether the proposal to elect directors has been approved. Abstentions are counted as a vote “against” when determining if the other proposals have been approved.

Broker non-votes are included in the determination of the number of shares of Common Stock represented at the Annual Meeting for purposes of determining whether a quorum is present and are not counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when a beneficial owner who holds shares of Common Stock through a broker does not provide the broker with voting instructions as to any matter on which the broker is not permitted to exercise its discretion and vote without specific instruction.

What constitutes a quorum?

To carry on the business of the meeting, the Company must have a quorum. The holders of at least a majority of the issued and outstanding shares of Common Stock must be represented in person or by proxy at the meeting for a quorum to be present.

What vote is required to approve each of the proposals?

Proposal 1 - Election of Directors - Under our majority voting policy, in an uncontested election, if a director nominee does not receive a majority of the votes cast in the election (that is, the director nominee receives a greater number of “withhold” votes than “for” votes), the director nominee is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and the Board. Assuming a quorum is present, directors are elected by a plurality of the votes cast at the meeting. Please see “Corporate Governance—Majority Voting Policy” below for further details on our majority voting policy.

Proposal 2 - Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2018 - The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on the proposal and represented in person or by proxy at the meeting is required to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Proposal 3 - Advisory Vote on Executive Compensation - The outcome of the advisory vote on the Company’s executive compensation will not be binding on the Compensation Committee or the Board. Therefore, there is no “required vote” on this proposal. The Compensation Committee and the Board will consider the outcome of the advisory vote in determining how to proceed following such vote. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on the proposal and represented in person or by proxy at the meeting will be considered as the approval, on an advisory basis, of the compensation of our Named Executive Officers (“NEOs”).

Who conducts the proxy solicitation, and how much will it cost?

The cost of soliciting proxies, including a fee of $6,500 plus expenses to Georgeson LLC, which will help the Company solicit proxies, will be paid by the Company. In addition to the use of the mail, proxies may be solicited by telephone, fax, and other electronic means or in person by the Board, officers, employees and other agents of the Company. The Company will reimburse brokers, banks and other persons for reasonable expenses in forwarding the Notice of the Meeting to beneficial owners and forwarding printed proxy materials by mail to beneficial owners who specifically request them.

4	El Paso Electric Company 2018 Proxy Statement

PROPOSAL 1
ELECTION OF CLASS III DIRECTORS

Article III, Section 2, of the Company’s Amended and Restated Bylaws (the “Bylaws”) divides the Board into three classes, as equally as numerically possible, each of which is elected for a three-year term. The Board currently has eleven members with three to four members in each class. The Company would like to thank Mr. James W. Harris and Mr. Woodley L. Hunt for their valuable service and time on the Board. Mr. Harris has been an instrumental member of the Board since 1996 but recently expressed his preference to the Board that he not be nominated for reelection. In light of the director retirement policy in the Company’s Corporate Governance Guidelines, Mr. Hunt is not being nominated for reelection. In order for the Board to have equal numbers of directors in each class, Mr. Raymond Palacios, Jr., currently a Class I Director, is being nominated for election as a Class III Director. The Board intends to reduce the number of directors to nine members promptly following the Annual Meeting.

The shares represented by the accompanying proxy will be voted to elect the three nominees for Class III Directors as recommended by the Board, unless authority to do so is withheld. Each nominee has agreed to the nomination and has agreed to serve if elected. Should any nominee become unavailable for election, the proxies will be voted for the election of such other person as the Board may recommend in place of such nominee.

NOMINEES AND DIRECTORS
OF THE COMPANY

Included below is information about the nominees for election as directors and the existing directors who will continue in office after the Annual Meeting. The Board concluded that the skills, qualifications and experience of each of the director nominees and continuing directors supports such nominee or director’s continued membership on the Board.

NOMINEES FOR CLASS III DIRECTORS (NEW TERM TO EXPIRE IN 2021)

Raymond Palacios, Jr.

President, Bravo Cadillac, El Paso, Texas and Bravo Chevrolet Cadillac, Las Cruces, New Mexico

Age: 57

Designation: Independent

Committees: Audit and Public Policy and Corporate Reputation

Mr. Palacios is president of Bravo Cadillac in El Paso, Texas and Bravo Chevrolet Cadillac in Las Cruces, New Mexico since 2000 and 2004, respectively. He is past district director of the Texas Automobile Dealers Association, past president of the El Paso New Car Dealers Association, past vice chair of General Motors' Minority Dealer Advisory Council, and a past member of the National Chevrolet Dealer Advisory Council and the Hummer Dealer Advisory Council. He is a

member of the Paul L. Foster School of Medicine Dean's Advisory Council. He has been vice chairman of The Borderplex Alliance since January 2013 and board member of the Council for Economic and Educational Development since April 2014. He is past president of the Association for the Advancement of Mexican Americans, and a past board member of Leadership Houston, the University of Houston Alumni Association, Yucca Council Boy Scouts of America, and El Paso Better Business Bureau. He has been the chairman of the Texas Department of Motor Vehicles since September 2011. He also served on the boards of Capital Bank and First Sun Bank from May 2013 until November 2017. Mr. Palacios also served in the U.S. Marine Corps.

The Board determined that Mr. Palacios should be nominated for election as a director due to his extensive knowledge of consumer retail and marketing, financial controls and auditing, and of the Company’s Texas and New Mexico service territory communities.

El Paso Electric Company 2018 Proxy Statement	5

Stephen N. Wertheimer

Managing Director and Founding Partner, W Capital Partners

Age: 67

Designation: Independent

Committees: Energy Resources and Environmental (Chair), Audit, Executive, Nominating and Corporate Governance, and Security

Mr. Wertheimer has been a Managing Director and Founding Partner of W Capital Partners since 2001. He has over 30 years of experience in investment banking and principal investments. Prior to founding W Capital Partners, Mr. Wertheimer served as Managing Director of CRT Capital Group, LLC. He was a Founder and Managing member of Water Capital Management from 1991 to 1997. From 1988 to 1991, he served as a Managing Director and the Group Head of Investment Banking-Asia of PaineWebber Incorporated. Prior to 1988, Mr. Wertheimer was a Managing Director at First Chicago Corporation, where he specialized in tax-structured domestic and international principal investments and was a Vice President with Bank of America’s tax financing group making equity investments for the parent corporation. Mr. Wertheimer has extensive board experience having served on the boards of over forty companies, both public and private. Mr. Wertheimer is a member of the Hubbard Council of the National Geographic Society. He is also a member of the board of directors of Ravn Air Group, Inc. Mr. Wertheimer also serves as a board advisor at Inspirato, LLC and Jordan Health Services.

The Board determined that Mr. Wertheimer should be nominated for election as a director due to his extensive knowledge of corporate finance and accounting, regulated financial, environmental/alternative energy/solar, corporate governance, consumer retail and marketing, strategic planning and technology strategy.

Charles A. Yamarone

Chief Corporate Governance and Compliance Officer, Houlihan Lokey

Chairman of the Board, El Paso Electric Company

Age: 59

Designation: Independent

Committees: Compensation (Chair), Audit, Energy Resources and Environmental, and Executive

Mr. Yamarone has been Chief Corporate Governance and Compliance Officer of Houlihan Lokey (“Houlihan”) since January 1, 2016. From January 2014 through December 2015, he was a Managing Director of Houlihan where he has been a Senior Investment Banker since November 2009. He currently advises senior management on all aspects of Houlihan’s corporate governance and compliance matters arising as a result of Houlihan’s initial public offering and subsequent status as an NYSE-listed public company. Between 1991 and 2009, he was a senior officer of Libra Securities (“Libra”), an institutional broker dealer, and was involved in all areas of Libra’s business including capital markets, corporate finance, sales and trading, research, legal, compliance and operations. In June 2016, Mr. Yamarone retired as a director of United Continental Holdings, Inc. (United Airlines), having served as the chairman of the compensation committee from October 2010 until June 2014, and as a member of the audit and compensation committees. He had previously served on the Continental Airlines board of directors since 1995, where he was chairman of the human resources committee and a member of the corporate governance and social responsibility committee. He previously served as a director of four other public companies: Bally’s Grand, Inc.; LIVE Entertainment; Merry-Go-Round Enterprises, Inc.; and Vagabond Inns, Inc.

The Board determined that Mr. Yamarone should be nominated for election as a director due to his extensive knowledge of corporate finance and accounting, regulated financial, corporate governance, and financial controls and auditing.

CLASS I DIRECTORS (TERM EXPIRING IN 2019)

Paul M. Barbas

Director of Vistra Energy Corp. (successor to Dynegy Inc.)

Retired President and Chief Executive Officer, DPL Inc. and its principal subsidiary, The Dayton Power and Light Company

Age: 61

Designation: Independent

Committees: Compensation and Energy Resources and Environmental

Mr. Barbas is a director of Vistra Energy Corp. (successor to Dynegy Inc.) and brings extensive utility, management and oversight experience, having served in executive management positions with various utility and other companies. He also has a broad background in finance and marketing and brings a strong understanding of power operations and energy markets. He contributes significantly to the oversight responsibilities on matters relating to executive compensation and compensation strategy and served as the compensation and human resources committee chair of Dynegy Inc. Mr. Barbas was President and Chief Executive Officer of DPL Inc. and its principal subsidiary, The Dayton Power and Light Company (“DP&L”), from October 2006 until December 2011. He also served on the board of directors of DPL Inc. and DP&L. He previously served as Executive Vice President and Chief

6	El Paso Electric Company 2018 Proxy Statement

NOMINEES AND DIRECTORS OF THE COMPANY

Operating Officer of Chesapeake Utilities Corporation, a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing and other related services from 2005 until October 2006, as Executive Vice President from 2004 until 2005, and as President of Chesapeake Service Company and Vice President of Chesapeake Utilities Corporation from 2003 until 2004. From 2001 until 2003, he was Executive Vice President of Allegheny Power, responsible for the operational and strategic functions of a $2.7 billion company serving 1.6 million customers with 3,200 employees. He joined Allegheny Energy in 1999 as President of its Ventures unit. Mr. Barbas also served on the board of Pepco Holdings, Inc. from September 2013 until April 2016.

James W. Cicconi

Retired Senior Executive Vice President for External and Legislative Affairs, AT&T Services, Inc.

Age: 65

Designation: Independent

Committees: Public Policy and Corporate Reputation (Chair), Audit, and Executive

Mr. Cicconi was Senior Executive Vice President of External and Legislative Affairs for AT&T Services, Inc. from November 2005 until his retirement in September 2016. Prior to that, Mr. Cicconi served as Executive Vice President for Law and Government Affairs and General Counsel of AT&T Corp. He served as a partner of Akin, Gump, Strauss, Hauer & Feld, LLP (“Akin Gump”) from 1991 to 1998. While practicing law at Akin Gump, Mr. Cicconi specialized in administrative and regulatory law, as well as federal legislation, representing a range of corporate clients. He was also involved in a number of significant transactions, including public sales, restructurings and acquisitions. Mr. Cicconi served as Deputy Chief of Staff to President George H. W. Bush and as the Senior Issues Advisor to President Bush’s 1988 and 1992 election campaigns. He also served as Special Assistant to President Ronald Reagan and to White House Chief of Staff James A. Baker, from 1981 to 1985. Prior to that he was Administrative Assistant to the Governor of Texas and General Counsel to the Texas Secretary of State.

Mary E. Kipp

President and Chief Executive Officer, El Paso Electric Company

Age: 50

Designation: Not Independent

Committees: None

Ms. Kipp was appointed by the Board to serve as President of the Company concurrently with her position as the Company’s Chief Executive Officer (“CEO”) on May 25, 2017. Ms. Kipp has served as the Company’s CEO since December 2015. Previously, she was the Company’s President from September 2014 to December 2015; Senior Vice President, General Counsel and Chief Compliance Officer of the Company from June 2010 to September 2014; and Vice President, Legal and Chief Compliance Officer from December 2009 to June 2010.

Before rejoining the Company in 2007, Ms. Kipp spent four years as a senior enforcement attorney in the Federal Energy Regulatory Commission’s Office of Enforcement in Washington, D.C., where she investigated and prosecuted violations of federal energy laws. Before entering government service, Ms. Kipp was an attorney at Greenberg Traurig LLP, the Company and El Paso Natural Gas Company.

In addition to her duties with the Company, Ms. Kipp is a board member of the Federal Reserve Bank in Dallas, El Paso Branch; WestStar Bank; SEPA (Smart Electric Power Alliance); Association of Women in Energy, and Shared Assessments. She also serves as the chair of The Borderplex Alliance, on the executive committee of the Texas Business Leadership Council and is a member of WomenCorporateDirectors.

CLASS II DIRECTORS (TERM EXPIRING IN 2020)

Catherine A. Allen

Founder, Chairman and Chief Executive Officer, The Santa Fe Group

Age: 71

Designation: Independent

Committees: Security (Chair), Energy Resources and Environmental, Executive, Nominating and Corporate Governance, and Public Policy and Corporate Reputation

Ms. Allen, has, since 1996, been the Founder, Chairman and Chief Executive Officer of The Santa Fe Group, a strategic advisory company providing services to financial institutions and related infrastructure companies in the areas of vendor risk management, cybersecurity and emerging technologies. Previously, Ms. Allen was Vice President of Business Development and Alliances of Citicorp, where her responsibilities included developing and managing strategic alliances with technology and telecommunications companies for technology-based products and services. She was formerly Chief Executive Officer of BITS, a financial services consortium and non-profit industry association from 1997 to 2007. Prior to BITS, she was a senior executive for Dun and Bradstreet, Citicorp, and CBS, focusing on development of technology based products, services and strategies. She sits on the boards and advisory boards of a number of non-profit corporations, including the University of Missouri Research and Development Committee, International Folk Art Alliance, Appleseed New Mexico, Communities in Schools, Lensic

El Paso Electric Company 2018 Proxy Statement	7

Performing Arts Center, Museum of New Mexico Foundation, WomenCorporateDirectors, and the National Foundation for Credit Counseling. She is co-chair of the University of Missouri Capital Campaign Committee and she received an Honorary Doctorate of Humane Letters from the University of Missouri in 2005. She is a former assistant professor of Business Administration at American University. She has received two Lifetime Awards for her service to the financial and technology sectors from U.S. Banker and the Executive Womens’ Forum. She is the author of four books. She previously served on the board of directors of Stewart Title Guaranty Company and NBS Technologies and currently serves on the boards of directors of Synovus Financial Corporation and Analytics Pros, where she sits on the risk, nominations and governance, and executive committees.

Edward Escudero

President and Chief Executive Officer, High Desert Capital LLC

Vice Chairman of the Board, El Paso Electric Company

Age: 47

Designation: Independent

Committees: Audit (Chair), Executive, Nominating and Corporate Governance, Public Policy and Corporate Reputation, and Security

Mr. Escudero is President and Chief Executive Officer of High Desert Capital LLC, a finance company specializing in providing various types of capital alternatives to small-to-mid-size companies, a role he has held since 2008. Previously, Mr. Escudero was Executive Vice President and Chief Financial Officer of C&R Distributing, a major distributor of fuel and lubricants and the owner of various convenience stores in west Texas and southern New Mexico. He also served as Secretary and Chief Financial Officer of Petro Stopping Centers, LP, where he held vital roles of managing various departments including accounting, legal, human resources, audit, financial planning and information systems. He serves on a number of community boards, including the Medical Center of the Americas Foundation, Paso Del Norte Health Foundation, WestStar Bank, El Paso Hispanic Chamber of Commerce, Trellis Company and Hospitals of Providence Governing Board. Formerly, Mr. Escudero served as chairman of the El Paso Water Utility Public Service Board, as a board member of Capital Bank of El Paso and as co-chair of the University of Texas at El Paso Centennial Commission.

Eric B. Siegel

Retired Limited Partner of Apollo Advisors, LP and Senior Consultant to and Special Advisor to the Chairman of the Milwaukee Brewers Baseball Club

Age: 60

Designation: Independent

Committees: Executive (Chair), Nominating and Corporate Governance (Chair), Audit, Compensation, and Security

Mr. Siegel is a retired Limited Partner of Apollo Advisors, LP ("Apollo") and has been an independent business consultant since 1995. Since 2004, Mr. Siegel has served as a senior consultant to and special advisor to the Chairman of the Milwaukee Brewers Baseball Club. He previously served as a Principal and was a Limited Partner of Apollo (a predecessor to Apollo Global Management) and Lion Advisors, LP. Prior to joining Apollo, Mr. Siegel was a Partner of Irell & Manella LLP, where he practiced corporate law. He serves as the lead independent director and member of the nominating and governance committee of Ares Capital Corporation, where he has been a board member and a member of the audit committee since 2004. Mr. Siegel has previously served as a director of a number of public and private companies, including Kerzner International Limited ("Kerzner") where he was a director and chairman of its audit and compensation committees for almost two decades, until his retirement from the Kerzner board in 2014.

8	El Paso Electric Company 2018 Proxy Statement

NOMINEES AND DIRECTORS OF THE COMPANY

Qualifications of Directors

The Board, acting through the Nominating and Corporate Governance Committee, is responsible for recommending to the Company’s shareholders a group of nominees that, taken together, have the experience, qualifications, attributes and skills to function effectively as a board. Our Corporate Governance Guidelines require the Nominating and Corporate Governance Committee to periodically review the composition of the Board in light of the current challenges and needs of the Company, develop qualification criteria for directors and determine whether to add or remove individuals “after considering issues of judgment, diversity, skills, background and experience.”

In addition to the characteristics common to all of our directors, which include integrity, a strong professional reputation and record of achievement in senior executive capacities, the Nominating and Corporate Governance Committee has included on the Board persons with diverse backgrounds and skills reflecting the needs of the Company. In presenting this year’s nominees, the Nominating and Corporate Governance Committee also considered the invaluable experience they have gained in dealing with the Company’s unique challenges over many years, their ability to work as a collegial group during intense and stressful periods in the past and their willingness to dedicate the time necessary to perform their roles despite other commitments.

The Nominating and Corporate Governance Committee considers the following additional factors as important qualifications and skills of each member of the Board:

—	Experience in a broad range of occupations and industries, which provides differing viewpoints and expertise relating to execution of the Company’s business plan. These include consumer retail and marketing (Messrs. Escudero, Palacios, and Wertheimer), telecommunications (Mr. Cicconi), regulated financial (Messrs. Escudero, Siegel, Wertheimer, and Yamarone, and Mdmes. Allen and Kipp), regulated utility (Ms. Kipp and Messrs. Barbas and Escudero), technology strategy (Ms. Allen and Messrs. Barbas, Cicconi, and Wertheimer), legal (Messrs. Cicconi, Siegel, Yamarone, and Ms. Kipp), corporate finance and accounting (Messrs. Escudero, Siegel, Wertheimer, and Yamarone), environmental/alternative energy/solar (Ms. Kipp and Messrs. Barbas and Wertheimer), financial controls and auditing (Messrs. Escudero, Palacios, and Yamarone); and

—	Geographic presence in and knowledge of the communities and constituencies served by the Company in Texas (Messrs. Escudero, and Palacios, and Ms. Kipp) and New Mexico (Mdmes. Allen and Kipp, and Mr. Palacios); and
—	Experience in areas applicable to service on the Board’s Committees, including governmental affairs and compliance (Mr. Cicconi and, and Mdmes. Allen and Kipp), utility operations (Messrs. Barbas and Escudero, and Ms. Kipp), corporate governance (Mdmes. Allen and Kipp, and Messrs. Siegel, Wertheimer, and Yamarone) and strategic planning (Mdmes. Allen and Kipp, and Messrs. Barbas, Siegel, and Wertheimer).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. PALACIOS, WERTHEIMER, AND YAMARONE AS CLASS III DIRECTORS.

El Paso Electric Company 2018 Proxy Statement	9

CORPORATE GOVERNANCE

BOARD STRUCTURE

Although not required by the Company’s Bylaws, since 1996, the offices of Chairman and CEO of the Company have been held by different individuals. The Chairman of our Board, Mr. Yamarone, is an independent director. Our President and CEO, Ms. Kipp, is the only member of management on the Board. We believe that this leadership structure enhances the accountability of the CEO to the Board and strengthens the Board’s independence from management.

CORPORATE GOVERNANCE GUIDELINES AND TRADING POLICY

The Board has adopted the Corporate Governance Guidelines (the “Guidelines”) that, along with the charters of the Board Committees, provide the framework for the governance of the Company. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to the Board for approval. The Guidelines are available on the Company’s website at www.epelectric.com. Our website and its contents are not incorporated into or considered a part of this Proxy Statement.

To align the interests of the Board and our shareholders, the Board believes that directors should hold meaningful equity ownership positions in the Company. Each non-employee director is expected to be a beneficial owner of shares of Common Stock or common stock equivalents with a market value equivalent to at least three years’ annual cash retainer fees by the end of his or her second year of service on the Board. Each non-employee director with two years or more of service on the Board met this stock ownership guideline as of December 31, 2017. The guidelines for our executive officers are described in the Compensation Discussion and Analysis section of this Proxy Statement.

In addition, we prohibit our executive officers and directors from engaging in hedging activities related to shares of Common Stock such as trading options (for example, puts, calls, options and other derivatives) and also prohibit them from holding shares of Common Stock in margin accounts.

STANDARDS OF BOARD INDEPENDENCE

The Guidelines, among other things, set forth categorical standards to assist the Board in making determinations of director independence in accordance with the rules of the NYSE. The Board makes a determination regarding the independence of each director annually based on all relevant facts and circumstances. Although any director who meets the following criteria and the independence criteria of the NYSE is presumed to be independent (except for purposes of serving as a member of the Audit Committee or the Compensation Committee, each of which requires that the director meet additional requirements), the Board may make an affirmative determination to the contrary based on its review of other factors. Under the Guidelines, the following persons will not be considered to be independent:

(i)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were more than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year or $1 million.
(ii)	A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year in an amount more than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year or $1 million.

(iii)	A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were more than the greater of 2% of the law firm’s gross revenues for such fiscal year or $1 million.
(iv)	A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was more than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year or $1 million.

After a review of all relevant factors and applying these categorical standards and the independence criteria of the NYSE, the Board has determined that:

—	Messrs. Barbas, Cicconi, Escudero, Harris, Hunt, Palacios, Siegel, Wertheimer, and Yamarone and Ms. Allen are independent; and
—	Ms. Kipp, who is serving as the Company’s President and CEO, is not independent.
10	El Paso Electric Company 2018 Proxy Statement

CORPORATE GOVERNANCE

In determining the independence of Mr. Cicconi, the Board took into account various bilateral payments between the Company and AT&T (for which Mr. Cicconi served as an executive officer until his retirement in September 2016) relating to utility services and property.

In determining the independence of Mr. Hunt, the Board took into account various bilateral payments between the Company and Hunt Companies, Inc. (for which Mr. Hunt serves as an executive officer) relating to utility services extended to real estate developments.

In determining the independence of Mr. Palacios, the Board took into account payments of $301,025 during 2017 (including annual membership dues of $250,000) made to The Borderplex Alliance. Mr. Palacios’ son is employed by the organization. The Borderplex Alliance is a non-profit organization dedicated to economic development and policy advocacy in the El Paso, Texas; Las Cruces, New Mexico; and Ciudad Juárez, Chihuahua region. The Company is one of the principal contributors to the organization and has been a member since 2013. Messrs. Hunt and Palacios, Ms. Kipp, and Mr. Hunt’s son are each directors of The Borderplex Alliance.

All members of the Audit Committee are required to meet the independence requirements set forth in Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each member of the Audit Committee meets such independence requirements.

In addition, all members of the Compensation Committee are required to meet the independence requirements set forth in Rules 303A.02(a)(ii) and 303A.05 of the NYSE Manual and Rule 10C-1(b)(1) under the Exchange Act. The Board has determined that each member of the Compensation Committee meets such independence requirements.

Within the last three years, the Company has not made any charitable contributions to any charitable organization for which a director of the Company or his or her immediate family member serves as an executive officer in excess of the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

MAJORITY VOTING POLICY

Our Board adopted a Majority Voting Policy (the “Policy”) that is included in our Corporate Governance Guidelines. The Policy requires that director nominees receive a majority of the votes cast (that is, each nominee must receive more “for” votes than “against” or “withhold” votes) in an uncontested election. Any broker non-votes or abstentions will therefore be excluded from the tabulation of shares voted on the election of directors. If an incumbent director in an uncontested election does not receive a majority of the votes cast, he or she must tender a resignation promptly following certification of the shareholder vote. Our Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration by the Board. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind the decision within 90 days following certification of the shareholder vote. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or information that it considers appropriate and relevant.

Any director who tenders his or her resignation pursuant to the Policy will not participate in the consideration of such resignation by either the Nominating and Corporate Governance Committee or the Board. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting of shareholders and until his or her successor is duly elected, or until his or her earlier resignation or removal. Pursuant to the Policy, the Board will only nominate individuals for a position as a director that agree to comply with the Policy.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board is actively involved in the oversight of risks that could impact the Company. It is the responsibility of senior management to identify, assess and manage our exposure to risks inherent in the operation of the Company and the implementation of our strategic plan. The Board, however, plays an important role in overseeing management’s performance of these functions. In connection with its review of the operations of the Company’s business, the Board addresses the primary risks associated with various business decisions and operations. In addition, the Board reviews the risks associated with the Company’s strategic plan periodically throughout the year as part of its consideration of the strategic direction of the Company.

The Company has an enterprise risk management program that was established in 2010. The Company’s Senior Vice President, Corporate Development and Chief Compliance Officer, who reports directly to the President and CEO and has independent reporting access to the Board, is responsible for identifying, evaluating and enabling the development, implementation and monitoring of risk mitigation strategies.

El Paso Electric Company 2018 Proxy Statement	11

Each of the Board’s Committees also oversees the management of Company risks that fall within such Committee’s areas of responsibility:

—	Pursuant to its charter, the Audit Committee oversees the operation of the enterprise risk management program, and the Senior Vice President, Corporate Development and Chief Compliance Officer and his team make periodic reports to the Audit Committee about the identified risks and the management controls and methodologies in place to manage those risks. In connection with its risk management role, the Audit Committee periodically meets privately with representatives from the Company’s internal auditors and its independent registered public accounting firm. The Audit Committee provides reports to the Board that include these activities.
—	As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it approves, on the Company’s risk profile. In addition, the Compensation Committee reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Compensation Committee has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
—	The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.
—	The Energy Resources and Environmental Committee assists the Board in overseeing risks associated with the Company’s electric generating fleet, including plants for which it is an owner and operator and those plants operated by others in which it owns an interest or on which it relies; reviewing and assessing the operations and needs of the Company’s transmission system; and reviewing and assessing issues facing the Company from legislative and regulatory initiatives regarding climate change, emissions, renewables and alternative energy, and environmental issues, including compliance with applicable environmental laws and regulations.

—	The Public Policy and Corporate Reputation Committee assists the Board in overseeing risks relating to the Company’s legislative and regulatory affairs including, but not limited to, those relating to local government and the Company’s state and federal regulators; communication and public relations activities related to the Company’s brand and reputation; matters relating to corporate and social responsibility; and contributions by the employee political action committee as well as corporate activities related to civic and charitable affairs in accordance with applicable regulations.
—	The Security Committee assists the Board in understanding and oversight of the systems policies, controls and procedures that management has put in place to identify, manage and mitigate risks related to cybersecurity and physical security; respond to incidents with respect thereto; and protect critical infrastructure assets. The Committee also assists the Board in assessing the adequacy of resources, funding and focus within the Company with respect to cybersecurity and physical security.

In performing these functions, each Committee has full access to management, as well as the ability to engage advisors.

BUSINESS CONDUCT POLICIES

The Board has adopted a Code of Ethics that applies to all directors, officers and employees of the Company, including the President and CEO, the Senior Vice President and Chief Financial Officer, and the Vice President and Controller. A current copy of the Code of Ethics may be found on the Company’s website at www.epelectric.com. Any amendments to, or waivers from, any provision of the Code of Ethics applicable to the President and CEO, the Senior Vice President and Chief Financial Officer, the Vice President and Controller, or persons performing similar functions will be disclosed by posting such information on the Company’s website at www.epelectric.com within five business days.

Current copies of the charters of the Audit, Compensation, Energy Resources and Environmental, Executive,

Nominating and Corporate Governance, Public Policy and Corporate Reputation, and Security Committees (the “Committee Charters”) may also be found on the Company’s website at www.epelectric.com.

Printed copies of the Guidelines, the Committee Charters and the Code of Ethics are available to any shareholder upon request. Requests for printed copies should be addressed to El Paso Electric Company, 100 N. Stanton Street, El Paso, Texas 79901, Attention: Office of the Secretary.

Shareholders and interested parties may correspond directly with non-management directors by writing to Eric B. Siegel, Chairman, Nominating and Corporate Governance Committee, P.O. Box 982, El Paso, Texas 79960.

12	El Paso Electric Company 2018 Proxy Statement

DIRECTORS’ MEETINGS,
COMPENSATION AND COMMITTEES

MEETINGS

The Board held seven meetings in 2017 and held executive sessions at six of these meetings. The Chairman of the Board presides at the executive sessions. All directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served.

The Company encourages, but does not require, director attendance at Annual Meetings of Shareholders. All members of the Board attended the 2017 Annual Meeting of Shareholders.

2017 DIRECTOR COMPENSATION

During 2017, compensation for non-employee directors consisted of the following:

(1)	Each non-employee director received an annual retainer of $40,000.
(2)	The Chairman of the Audit Committee received an additional annual fee of $10,000, and the chairman of each of the other Committees of the Board received an additional annual fee of $5,000. When a Committee Chairman is appointed mid-year, the fee is pro-rated based on his/her days of service.
(3)	Each non-employee director who is a member of a Committee or who is invited to attend by the Committee Chairman received a meeting fee of $1,000 per meeting for each Board and Committee meeting (other than Audit Committee meetings) attended.
(4)	Each Audit Committee member or Board member invited to attend by the Audit Committee Chairman received a meeting fee of $1,500 per meeting for each Audit Committee meeting attended.
(5)	During 2017, the Chairman of the Board received an additional fee of $100,000 payable in cash or stock and the Vice Chairman of the Board received an additional fee of $50,000 payable in cash or stock.
(6)	Each non-employee director received an award of 3,500 shares of restricted stock. Restricted stock awarded to directors vests one year after the grant.

Directors are also reimbursed for travel expenses incurred in connection with their duties as directors. Non-employee directors are not eligible to participate in the executive incentive program, savings programs or any of the retirement programs for the Company’s employees. Other than as described in this section, there are no separate benefit plans for active directors.

The Company’s Restated Articles of Incorporation and Bylaws provide for indemnification of the Company’s directors and executive officers up to the maximum extent provided by the Texas Business Organizations Code (the “TBOC”), and the Company maintains director and officer liability insurance. The Company has indemnification agreements with each of the Company’s directors and executive officers.

El Paso Electric Company 2018 Proxy Statement	13

The table set forth below provides information regarding compensation paid to the non-employee directors of the Company. Ms. Kipp did not receive separate compensation for her Board service during 2017 as the Company’s President and CEO.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
	(a)	(b)(c)	(d)
Allen, Catherine A.	$36,000	$223,780	$4,603	$264,383
Barbas, Paul M.	37,000	187,775	3,518	228,293
Brown, John Robert	28,000	—	1,085	29,085
Cicconi, James W.	81,000	187,775	4,603	273,378
Escudero, Edward	143,000	187,775	4,603	335,378
Harris, James W.	59,000	187,775	4,603	251,378
Hunt, Woodley L.	—	248,793	4,603	253,396
Palacios, Raymond Jr.	36,000	199,733	3,518	239,251
Shockley, Thomas V., III	20,000	—	1,085	21,085
Siegel, Eric B.	94,000	187,775	4,603	286,378
Wertheimer, Stephen N.	—	270,785	4,603	275,388
Yamarone, Charles A.	184,000	187,775	4,603	376,378
(a)	This column reports the amount of cash compensation earned in 2017 for Board and Committee service based on the compensation policy described above. Annually, directors can elect to receive retainers and meeting fees in cash, stock or a combination of cash and stock. Messrs. Hunt and Wertheimer elected to receive this compensation in stock in 2017. Ms. Allen and Mr. Palacios elected to receive this compensation in a combination of cash and stock. The remaining directors elected to receive their compensation in cash.
(b)	This column represents the aggregate grant date fair value of awards granted in 2017 computed in accordance with FASB ASC Topic 718. Fair value for restricted stock is calculated using the closing price of our Common Stock on the grant date. For additional information on valuation assumptions, see Note G-Common Stock of Notes to the Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Annual Report on Form 10-K”).
(c)	On May 25, 2017, each non-employee director received an award of 3,500 shares of restricted stock which vest one year after the grant. These restricted stock awards had a per share grant date fair value of $53.65 and received cash dividends per share of $1.005 and which are included in column (d). There were no other restricted stock awards held by the non-employee directors at fiscal year-end.
(d)	The Company paid quarterly dividends of $0.31 per share on its Common Stock on March 31, 2017, and $0.335 per share on its Common Stock each quarter thereafter. Unvested shares of restricted stock qualify as participating securities, and individuals awarded these shares received their respective cash dividends.

COMMITTEES

The Board has the following standing Committees: Audit, Compensation, Nominating and Corporate Governance, Energy Resources and Environmental, Executive, Public Policy and Corporate Reputation, and Security.

Audit Committee

The Audit Committee, which held twelve meetings in 2017, is responsible for appointing the Company’s independent registered public accounting firm, reviewing all recommendations of the Company’s independent registered public accounting firm and the Company’s internal auditors, reviewing and approving non-audit services performed by accountants and other consultants retained by the Company, reviewing the Company’s periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and otherwise overseeing the Company’s financial reporting. The Audit Committee, in conjunction with senior management, also reviews the Company’s internal controls and disclosure controls and procedures. The roles and responsibilities of the Audit Committee are described in detail in a written charter adopted by the Board as amended and available on the Company’s website at www.epelectric.com.

During 2017, the Audit Committee was composed of Chairman Escudero and directors Cicconi, Palacios (appointed in May 2017), Siegel, Wertheimer, and Yamarone. The Board has determined that each member of the Audit Committee meets the experience and independence requirements of the NYSE rules and Rule 10A-3(b)(1)(ii) of the Exchange Act. No member of the Audit Committee serves on the audit committee of more than three public companies. The Board has determined that Messrs. Escudero and Yamarone meet the criteria of Audit Committee financial experts under the SEC’s rules and are independent of management. Certain additional information concerning the composition and role of the Audit Committee is set forth under the caption “Audit Committee Report” below.

Compensation Committee

The Compensation Committee, which held five meetings in 2017, is responsible for evaluating and approving the compensation of executive officers and the Chairman of the Board. It also reviews and approves recommended Company-wide compensation changes for employees, as well as approves the adoption of collective bargaining agreements. The Compensation Committee is also responsible for evaluating, adopting, and administering

14	El Paso Electric Company 2018 Proxy Statement

DIRECTORS’ MEETINGS, COMPENSATION AND COMMITTEES

benefit plan programs. The roles and responsibilities of the Compensation Committee are described in detail in a written charter adopted by the Board as amended and available on the Company’s website at www.epelectric.com. Additional information concerning the Compensation Committee’s process and procedures for the consideration and determination of executive compensation (including its engagement of compensation consultant Frederic W. Cook & Company, Inc. (“FW Cook”) appears under the caption “Compensation Discussion and Analysis” below.

During 2017, the Compensation Committee was composed of Chairman Yamarone and directors Barbas (appointed in May 2017), Harris, Hunt, and Siegel. The Board has determined that each member of the Compensation Committee is independent under the rules of the NYSE and Rule 10C-1(b)(1) under the Exchange Act.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which held four meetings in 2017, is responsible for identifying qualified individuals to serve as members of the Board, recommending directors for appointment to Committees, evaluating Board performance, and overseeing and setting compensation for the members of the Board. The roles and responsibilities of the Nominating and Corporate Governance Committee are described in detail in a written charter adopted by the Board and available on the Company’s website at www.epelectric.com.

During 2017, the Nominating and Corporate Governance Committee was composed of Chairman Siegel and directors Allen, Escudero, Harris, Hunt, and Wertheimer. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the rules of the NYSE.

Energy Resources and Environmental Committee

The Energy Resources and Environmental Committee held four meetings in 2017. The Energy Resources and Environmental Committee is responsible for reviewing and assessing the operations of the Company’s electric generating fleet, including plants for which it is an owner and operator and those plants operated by others in which it owns an interest or on which it relies; overseeing the affairs and operations of the Company and needs of the Company’s transmission system; determining whether the Company has operated Company facilities in compliance with applicable environmental laws and regulations; and identifying existing and potential environmental issues facing the Company under federal, state and local law. The roles and responsibilities of the Energy Resources and Environmental Committee are described in detail in a written charter adopted by the Board as amended and available on the Company’s website at www.epelectric.com.

During 2017, the Energy Resources and Environmental Committee was composed of Chairman Wertheimer and directors Allen, Barbas (appointed in May 2017), and Yamarone.

Executive Committee

The Executive Committee held three meetings in 2017. The Executive Committee consults with senior management on administrative matters and directs the strategic planning effort on behalf of the Board. The Executive Committee may exercise all powers of the Board (except as prohibited by the TBOC) between Board meetings. In addition, the Executive Committee’s responsibilities include analyzing and making recommendations to the Board regarding the maximization of shareholder value. The roles and responsibilities of the Executive Committee are described in detail in a written charter adopted by the Board and available on the Company’s website at www.epelectric.com.

During 2017, the Executive Committee was composed of Chairman Siegel, and directors Allen, Cicconi, Escudero, Wertheimer, and Yamarone.

Public Policy and Corporate Reputation Committee

The Public Policy and Corporate Reputation Committee, which held four meetings in 2017, is responsible for overseeing matters relating to the Company’s legislative and regulatory affairs including, but not limited to, those relating to local government and the Company’s state and federal regulators; communication and public relations activities related to the Company’s brand and reputation; matters relating to corporate and social responsibility; and contributions by the employee political action committee as well as corporate activities related to civic and charitable affairs in accordance with applicable regulations. The roles and responsibilities of the Public Policy and Corporate Reputation Committee are described in detail in a written charter adopted by the Board as amended and available on the Company’s website at www.epelectric.com.

During 2017, the Public Policy and Corporate Reputation Committee was composed of Chairman Cicconi and directors Allen, Escudero, Hunt, and Palacios (appointed in May 2017).

Security Committee

The Security Committee, which held four meetings in 2017, enhances the Board's understanding and oversight of the systems policies, controls, and procedures that management has put in place to identify, manage and mitigate risks related to cybersecurity and physical security; respond to incidents with respect thereto; and protect critical infrastructure assets. The Committee also assists in the Board’s assessment of the adequacy of resources, funding, and focus within the Company with respect to cybersecurity and physical security. The roles and responsibilities of the Security Committee are described in detail in a written charter adopted by the Board and available on the Company’s website at www.epelectric.com.

During 2017, the Security Committee was composed of Chairman Allen and directors Escudero, Siegel, and Wertheimer.

El Paso Electric Company 2018 Proxy Statement	15

EVALUATION OF DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee will consider nominees for the Board submitted in writing by a shareholder. A shareholder wishing to nominate one or more individuals to stand for election as a director at an annual or special meeting of the shareholders must provide written notice thereof not less than 80 days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by the Company more than 90 days prior to the meeting, such notice, to be timely, must be delivered not later than the close of business on the tenth day following the day on which the date of the meeting was publicly announced. A shareholder’s notice must set forth (i) the name and address of the shareholder making the nomination; (ii) such information regarding the nominee(s) proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee(s) been nominated by the Board; (iii) a representation of the shareholder as to the number of shares of Common Stock that are beneficially owned by the shareholder and the shareholder’s intent to appear in person or by proxy at the meeting to propose such nomination; and (iv) the written consent of the nominee(s) to serve as a member of the Board if so elected. Any such shareholder notice should be submitted in writing to: El Paso Electric Company, Attention: Office of the Secretary, 100 N. Stanton Street, El Paso, Texas 79901.

In making its recommendations regarding nominees to serve on the Board, the Nominating and Corporate Governance Committee reviews an individual’s qualifications and makes a determination as to the independence of the candidate based on the independence criteria described above. If the nominee is being evaluated for re-nomination to the Board, the Nominating and Corporate Governance Committee will assess the prior performance of such director as well. The Nominating and Corporate Governance Committee will also periodically review the composition of the Board in light of its current challenges and needs and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. The Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees, but its practice has been to seek a combination of skills, experience, geographic and local knowledge, backgrounds and outlook that is in the best interest of the Company and its various constituencies. No director may serve on the boards of directors of more than three other public companies while serving on the Board.

16	El Paso Electric Company 2018 Proxy Statement

PROPOSAL 2
INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. At the Annual Meeting, the Company will ask shareholders to ratify the Audit Committee’s selection. KPMG LLP, which has served as the Company’s independent auditors continuously since 1983, is expected to be represented at the Annual Meeting. Representatives of KPMG LLP will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions. If the shareholders do not ratify the Audit Committee’s selection, the Audit Committee will take into consideration the shareholder’s vote in connection with the selection of the Company’s independent registered public accounting firm for the current fiscal year and for future fiscal years. Approval of the resolution, however, will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of KPMG LLP during the fiscal year ending December 31, 2018. Fees related to the services provided to the Company for the fiscal years ended December 31, 2017 and 2016 by KPMG LLP are set forth below.

Principal Accounting Firm Fees
	Year Ended December 31,
	2017	2016
Integrated audit of financial statements and internal control over financial reporting (1)	$1,515,000	$1,405,000
Audit-related fees (2)	223,000	254,000
Tax fees	—	—
All other fees	—	—
Total fees	$1,738,000	$1,659,000
(1)	For 2017 and 2016, amounts include fees for services provided by the Company’s independent registered public accounting firm relating to the integrated audit of the Company’s financial statements (including the Sarbanes-Oxley Section 404 certification) and review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.
(2)	Amounts include fees for audits of state and federal regulatory filings and audits of benefit plans in 2017 and 2016, consent for the Shelf Registration Statement on Form S-3 filed with the SEC in 2017, and the comfort letter associated with the issuance of Senior Notes in 2016.

KPMG LLP determined that these services did not affect its independence under applicable auditing standards. The Audit Committee pre-approved the engagement of KPMG LLP to provide the audit and permissible non-audit services described above in accordance with the requirements of the

Sarbanes-Oxley Act of 2002 and determined that KPMG LLP’s provision of the services described above under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” is compatible with KPMG LLP’s independence.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by the Company’s independent registered public accounting firm pursuant to pre-approval policies and procedures established by the Audit Committee. The Audit Committee may consult with management in the decision-making process but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members, provided that such designees present any such pre-approvals to the full Audit Committee at the next Audit Committee meeting. The Audit Committee pre-approved the engagement of KPMG LLP to provide the audit and permissible non-audit services provided in 2017 in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and determined that KPMG LLP’s provision of the services provided in 2017 is compatible with KPMG LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

El Paso Electric Company 2018 Proxy Statement	17

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in reviewing the Company’s financial reporting process. In fulfilling its responsibilities in 2017, the Audit Committee, among other things, (i) reviewed and discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer (the “CFO”) and the Company’s independent registered public accounting firm prior to public release; (ii) reviewed and discussed the audited financial information contained in the Annual Report on Form 10-K with the Company’s management, including the CFO, and the Company’s independent registered public accounting firm prior to public release; (iii) obtained from the Company’s independent registered public accounting firm a formal written statement describing all relationships between the Company’s independent registered public accounting firm and the Company that might bear on the auditors’ independence consistent with Independence Standards Board, Standard No. 1, “Independence Discussions with Audit Committees”; (iv) discussed with the Company’s independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence; (v) discussed with management, the internal auditors and the Company’s independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing; and (vi) reviewed with both the Company’s independent registered public accounting firm and the Company’s internal auditors their audit plans, audit scope, and identification of audit risks.

In addition, the Audit Committee discussed and reviewed with the Company’s independent registered public accounting firm all communications and other matters required to be discussed by generally accepted accounting standards, including those described in Public Company Accounting Oversight Board Auditing Standards No. 1301 (Communications with Audit Committees), as amended, and discussed and reviewed the results of the Company’s independent registered public accounting firm’s examination of the Company’s financial statements with and without management present. The Audit Committee also reviewed the results of the internal audit examinations.

The Audit Committee reviewed with management and the Company’s independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended December 31, 2017. Management is responsible for the preparation of the Company’s financial statements and the Company’s independent registered public accounting firm is responsible for the examination of those statements.

Based on the above-mentioned review and discussions with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC. The Audit Committee appointed KPMG LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2018, and the Board concurred in such appointment.

THE AUDIT COMMITTEE

Edward Escudero, Chairman
James W. Cicconi
Raymond Palacios, Jr.
Eric B. Siegel
Stephen N. Wertheimer
Charles A. Yamarone

18	El Paso Electric Company 2018 Proxy Statement

PROPOSAL 3
ADVISORY VOTE TO APPROVE
THE COMPANY’S EXECUTIVE
COMPENSATION

In accordance with Section 14A of the Exchange Act and related rules of the SEC, we are once again providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers or NEOs (as hereinafter defined) as disclosed in this Proxy Statement.

Shareholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement for a more detailed discussion of how our compensation programs further the Company’s objectives.

At this meeting, the shareholders will be asked to vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narratives and other materials in the Company’s Proxy Statement.”

The Board is committed to excellence in governance and recognizes that executive compensation is an important matter for our shareholders. The Board and the Compensation Committee believe that the Company’s executive officer compensation program, as described in the CD&A and other related sections of this Proxy Statement, is reasonable and effective in aligning the interests of the executive officers with the interests of the Company’s shareholders. We believe that our executive compensation program is designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder value while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In particular, as described in detail in our CD&A below, our compensation program has the following features:

—	Strong focus on performance-based pay consisting of annual incentives tied to key financial and operating measures and long-term incentives tied to shareholder return;
—	67% of the ongoing long-term incentive program is tied directly to relative shareholder return;
—	Limited perquisites; and
—	No tax gross-ups in our change in control or severance programs nor in any other compensation or benefits plan.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This vote is advisory, which means that it is not binding on us, the Board or the Compensation Committee. The Compensation Committee and the Board value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

El Paso Electric Company 2018 Proxy Statement	19

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION PHILOSOPHY AND OVERVIEW

Our executive compensation program is designed to:

—	Attract and retain highly qualified executives by providing a comprehensive and market-competitive compensation program;
—	Encourage superior levels of performance by linking a significant amount of executive pay to the financial results and operating performance of the Company; and
—	Motivate our executive team to successfully execute our business strategy, achieve the Company’s long-term goals, and ensure focus on long-term shareholder return.

To meet these objectives, our executive compensation program includes a market competitive base salary, an annual performance bonus payable in cash, and stock-based long-term incentive awards, along with retirement and other benefits. The levels of compensation are determined through a combination of competitive market data, Company performance and individual responsibility and performance.

NAMED EXECUTIVE OFFICERS

The Named Executive Officers (“NEOs”) whose compensation is discussed in this Compensation Discussion and Analysis (“CD&A”) and their respective positions with the Company are:

Mary E. Kipp	President and Chief Executive Officer
Nathan T. Hirschi	Senior Vice President and Chief Financial Officer
Steven T. Buraczyk	Senior Vice President, Operations
Rocky R. Miracle	Senior Vice President, Corporate Development and Chief Compliance Officer
William A. Stiller	Senior Vice President, Public and Customer Affairs and Chief Human Resources Officer

2017 EXECUTIVE COMPENSATION HIGHLIGHTS

Highlights of our 2017 executive compensation program and those aspects of our business performance that particularly impacted executive compensation include the following:

—	In 2017, the Company achieved several significant milestones under our President and CEO, Mary E. Kipp, and the leadership team. The Company obtained a final regulatory order approving the unopposed settlement in our 2017 Texas rate case. The outcome of the rate case provided, among other things, a determination that all new plant placed in service was prudent, and used and useful, and was therefore, included in our rate base.
—	Also in connection with the 2017 Texas rate case, the Company was able to implement new rates and revise our rate structure for new customers with private distributed generation systems. This rate structure will help limit inter- and intra-rate class subsidies and is particularly significant as we were able to work with intervenors in our rate case, including renewables advocacy groups, to reach a result satisfactory to all parties.
—	The 2017 Texas rate case also established baseline revenue requirements for transmission and distribution costs, which will allow the Company to file annually for recovery of future investments in transmission and distribution outside of a full rate case proceeding.
—	The addition of affordable large scale renewable solar generation to our local generation fleet has been an important objective for the Company. One of our most significant accomplishments in 2017 was completion of the Texas Community Solar Facility. This solar facility has a capacity of three megawatts and provides an opportunity for customers who subscribe to obtain a portion of their electric needs from renewable-derived generation. It is the largest utility-owned community solar facility in Texas, and its output was fully subscribed within one month of accepting applications. Additionally, the Company developed and began construction of a dedicated solar generation facility for the United States Air Force at its Holloman Air Force Base in New Mexico. The construction of this five-megawatt solar project will help the Air Force meet its renewable and energy security goals.
20	El Paso Electric Company 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

—	These achievements demonstrate excellent progress toward our strategic objectives and, when combined with positive operating results in 2017, are important factors in aligning the compensation of our executives with the interests of our shareholders.
—	Our Executive Compensation Philosophy is based on pay-for-performance, and our Executive Compensation Program relies on three primary components of compensation for all officers including our NEOs’:
–	Base salary;
–	Short-term incentive compensation, currently awarded through an annual cash performance-based bonus plan with annual payouts in cash; and
–	Long-term incentive equity compensation, currently awarded in a combination of time-vested restricted stock awards and performance shares. This long-term compensation opportunity is strongly focused on relative share price performance with performance shares comprising a majority (67%) of each annual long-term award.
—	Our Annual Cash Bonus Plan (“ACBP”) is an all-employee plan that measures performance against a variety of financial and operational metrics with a mix of 50% financial and 50% operational measures. We consider this to be an appropriate mix of measures that balances financial and operational performance to properly motivate employee performance and aligns our executives and all employees with the interests of our shareholders.

—	For 2017, the results of our ACBP were determined to be at Target performance for our Earnings Per Share (“EPS”) goal, and above-Target performance for our Controllable Operations and Maintenance Expense, our Call Center Performance, and our Compliance metrics. Below-Target performance was achieved for the Customer Survey metric, and results were below-Threshold performance for our Reliability metric.
—	Our performance-based long-term equity awards are determined based on relative Total Shareholder Return (“TSR”) performance versus a peer group of similarly sized electric and diversified utilities over a three-year period.
—	The three-year performance period for our 2015 performance-based equity awards ended on December 31, 2017. Our relative TSR versus our peer group ranked at the 83rd percentile and accordingly, 175% of the target level of performance shares granted in 2015 vested in accordance with the terms of the Amended and Restated El Paso Electric Company 2007 Long-Term Incentive Plan (the “LTIP”). This result further demonstrates alignment of our compensation program with our pay-for-performance philosophy and with shareholder interests.

EXECUTIVE COMPENSATION PROCESS

The Compensation Committee reviews and approves all forms of compensation for each executive officer and regularly reviews the performance of the President and CEO.

The President and CEO reviews other executive officers’ performance and reports her evaluations to the Compensation Committee. The President and CEO also recommends and discusses with the Compensation Committee the equity and non-equity compensation elements for the other executive officers. The Compensation Committee ultimately approves the actual compensation awarded to each executive officer.

Since May 2012, the Compensation Committee has engaged Frederic W. Cook & Company, Inc. (“FW Cook”) as its independent outside executive compensation consulting firm. FW Cook’s services to the Compensation Committee during 2017 included:

—	An executive compensation study covering market competitive practices for base salary, short-term incentives, long-term incentives, benefits and perquisites for all executives of the Company, including the President and CEO, using an approved peer group and published compensation surveys.
—	A report on the market competitiveness of our President and CEO’s compensation and recommendations for the President and CEO’s compensation arrangements for the upcoming year.
—	Regular updates on emerging compensation and governance trends, developments, and best practices at scheduled Compensation Committee meetings.
—	A review and comment on proxy statement disclosures, including this CD&A.
—	Ad hoc support on issues directly related to the Compensation Committee’s scope of duties and responsibilities such as attraction and retention issues and incentive plan design.
—	Comprehensive review of our executive compensation plans, programs and policies.

The FW Cook consultant regularly attended meetings of the Compensation Committee including when requested, its executive sessions. In addition, the Compensation Committee chair held discussions with the FW Cook consultant between meetings as the need arose. Pursuant to the applicable SEC and NYSE rules, the Compensation Committee reviewed the independence of FW Cook and the FW Cook consultant and concluded that, there were no conflicts of interest or other factors that might impair the independence and objectivity of FW Cook or the FW Cook consultant.

The Compensation Committee generally makes decisions regarding base salary, annual bonus targets and equity incentive awards for the executive officers at one or more regularly scheduled meetings during the first quarter of each

El Paso Electric Company 2018 Proxy Statement	21

year. The Compensation Committee continues to review compensation matters throughout the year and may modify or approve compensation at other times in response to hiring needs, market changes and other occurrences. The Compensation Committee’s decisions about equity awards are not “timed” or otherwise affected by the planned announcement of material information. At least annually (and at other times when material decisions are being considered), the Compensation Committee reviews a summary of executive total compensation (also called a “tally sheet”) for each executive officer showing all compensation elements, equity holdings, accrued retirement benefits, and separation benefits. The tally sheets are designed to inform the Compensation Committee of the total compensation potentially payable to the executive officers, particularly in the event of a change in control and/or separation from the Company, but were not a material factor in making any particular compensation decision during 2017.

At our 2017 annual meeting of shareholders, we again held a non-binding shareholder advisory vote to approve the compensation of our NEOs, commonly referred to as “Say-on-Pay.” Shareholders overwhelmingly approved our Say-on-Pay advisory vote with 98.6% of shareholder votes (excluding abstentions and broker non-votes) being cast in favor of the compensation program for our NEOs. Although this was an advisory vote, we believe the approval by our shareholders indicates significant support for our compensation philosophy and approach, and accordingly, the Compensation Committee did not make any substantive changes to our executive compensation program in response to this vote.

At our 2016 annual meeting of shareholders, we conducted our second non-binding shareholder advisory vote on the frequency of Say-on-Pay advisory votes. Shareholders voted in favor of an annual frequency and therefore we intend to hold future Say-on-Pay advisory votes annually until we next hold an advisory vote on the frequency of Say-on-Pay advisory votes as required under SEC rules.

COMPENSATION BENCHMARKING

In consultation with FW Cook, the Compensation Committee approved a peer group of companies (referred to in this discussion as the “Compensation Comparator Group”), which includes United States shareholder-owned electric and diversified utilities, and which is used for an annual benchmarking review of our compensation program. These companies are regional electric and diversified utilities with business issues, scale and organization characteristics similar to our own. The Compensation

Committee reviews compensation information derived from the Compensation Comparator Group, compiled from publicly available data, as well as data from similarly-sized utilities reported in the Towers Watson Energy Services Executive Compensation Database.

For compensation decisions made in 2017, the companies in the Compensation Comparator Group consisted of the following*:

ALLETE, Inc.	NorthWestern Corporation
Avista Corporation	Otter Tail Corporation
Black Hills Corporation	PNM Resources, Inc.
Great Plains Energy, Inc.	Portland General Electric Corporation
IDACORP, Inc.	Unitil Corporation
MGE Energy, Inc.	Westar Energy, Inc.
*	The 2017 Compensation Comparator Group includes 12 companies following the removal of Cleco Corporation, Empire District Electric Company, and ITC Holdings Corporation from the 2016 Compensation Comparator Group due to their acquisition by other entities.

PRIMARY COMPONENTS OF COMPENSATION

The primary components of our compensation program for the NEOs are:

—	Base salary;
—	Short-term incentive compensation, currently awarded through an annual cash performance-based bonus plan; and
—	Long-term incentive equity compensation, currently awarded in a combination of time-vested restricted stock awards and performance shares.

We do not target any element of compensation to be a particular percentage of total compensation.

Base Salary. Base salary levels for our executive officers are reviewed and set annually or, as merited, in connection with hiring, promotions or reassignments. The Compensation Committee generally targets the 50th-percentile level of the Compensation Comparator Group, although the Compensation Committee also considers each executive officer’s responsibility level, experience and individual performance in setting base salaries. The Compensation Committee approved base salary increases effective January 2017 for the President and CEO and other NEOs ranging from 3.1% to 8.0%.

22	El Paso Electric Company 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The following table reflects changes in annual base salary during 2017 for the President and CEO and other NEOs.

2017 BASE SALARY CHANGES FOR NEOS

	Annual Base Salary
Name and Principal Position	2016	2017	Percent Change
Mary E. Kipp President and Chief Executive Officer	$625,000	$675,000	8.0%
Nathan T. Hirschi Senior Vice President and Chief Financial Officer	$350,000	$365,000	4.3%
Steven T. Buraczyk Senior Vice President, Operations	$325,000	$335,000	3.1%
Rocky R. Miracle Senior Vice President, Corporate Development and Chief Compliance Officer	$315,000	$325,000	3.2%
William A. Stiller Senior Vice President, Public and Customer Affairs and Chief Human Resources Officer	$302,000	$315,000	4.3%

Annual Cash Bonus Plan. The purpose of our ACBP is to provide market-based compensation opportunities based on achievement of specific business goals and objectives that are established in advance on an annual basis. All employees, including our NEOs, are eligible to participate in the ACBP.

Each executive officer is assigned a Target award opportunity expressed as a percentage of base salary. The Target award represents the level of bonus payment the executive officer may earn if the plan performance goals are achieved at Target (i.e. expected) levels of performance.

Payments at the Target levels combined with base salary are further intended to approximate the 50th percentile of the total annual cash compensation opportunity among the Compensation Comparator Group and published survey data. In addition, “Maximum” for superior performance and “Threshold” for minimum acceptable performance levels are established for each metric that adjust payouts for performance levels that exceed or fall below our expected or target level of performance. The Target and the respective bonus opportunity for Threshold and Maximum level of performance for each of the NEOs for 2017 were as follows:

2017 ANNUAL CASH BONUS PLAN AWARD OPPORTUNITY

Name and Principal Position	Threshold (% of Target)	Target (% of Base Salary)	Maximum (% of Target)
Mary E. Kipp President and Chief Executive Officer	26	85	200
Nathan T. Hirschi Senior Vice President and Chief Financial Officer	16	55	182
Steven T. Buraczyk Senior Vice President, Operations	18	50	180
Rocky R. Miracle Senior Vice President, Corporate Development and Chief Compliance Officer	20	45	178
William A. Stiller Senior Vice President, Public and Customer Affairs and Chief Human Resources Officer	20	45	178

Annual Cash Bonus Plan Metrics. The goals established for the ACBP for 2017, for all employees including the NEOs, were based on the following corporate financial and operational performance measures:

—	Financial performance measured by Earnings Per Share and Controllable Operations and Maintenance (O&M) Expense; and
—	Operational performance, measured by a combination of Customer Satisfaction, System Reliability, and Compliance goals.

The Earnings Per Share (“EPS”) goal for 2017 was established based on a range between a Threshold of $2.24 and a Maximum of $2.64. All participants in the ACBP, including our NEOs, would receive no bonus if the Threshold EPS goal was not achieved.

The Controllable O&M Expense metric, new for 2017, is intended to focus executives on adherence to budgeted expense levels with Target award opportunity set at the approved 2017 budget. The metric excludes certain expenses over which management has limited control, namely, those expenses including: (i) Palo Verde Generating Station operating costs; (ii) asset retirement obligations; (iii) the Four Corners Generating Station; (iv) benefit plan obligations as determined by the Company’s actuary, PricewaterhouseCoopers; (v) the effect of the Annual Cash Bonus Plan; and (vi) expenses associated with the Company’s rate cases. The Threshold and Maximum goals for Controllable O&M are based on Target plus or minus a 2.0% variance.

El Paso Electric Company 2018 Proxy Statement	23

The Customer Satisfaction goal is based on two separate measures: the Customer Satisfaction Survey and Call Center Service Level. The measurement of the Customer Satisfaction Survey goal is based on an annual customer survey designed and conducted by a third-party market research organization. Survey responses are provided by a combination of customer classes and are weighted as follows: (i) 50% for residential customers; (ii) 25% for small commercial customers; and (iii) 25% for large industrial customers, and are designed to measure overall customer satisfaction and meeting our customers’ expectations.

The second customer satisfaction goal (Call Center Service Level) is designed to focus our customer call center employees on fast and efficient service for customers contacting our Call Center. The Call Center Service Level is a measure of the percentage of incoming calls answered within the first minute.

The Reliability goal in 2017 measured system-wide SAIDI (system average interruption duration index) with Target set at the prior five-year average. Our Reliability goal provides a broad measure of how quickly we are able to restore power to those customers who have lost electric service. For 2017, Threshold was set at the highest (worst) annual SAIDI performance over the last five years and Maximum was set at the lowest (best) annual SAIDI performance over the last five years.

The Compliance goal under operational performance is designed to ensure employees complete all required compliance-related trainings and activities during the year. Target performance level is based on the individual employee’s satisfactory completion of this training during the year. Maximum performance is contingent upon the employee’s (i) completion of training at Target level and (ii) completion of additional defined activities as determined by the Company. For 2017, additional defined activities included a project based assignment and a cyber-security training and awareness component.

The following table entitled “2017 Annual Cash Bonus Plan” shows the individual metrics, their respective weighting and the performance goals at Target, Threshold and Maximum levels of performance. Except for the Compliance metric described above, results that fall between the Threshold and Target levels, or between the Target and Maximum levels, are interpolated to calculate the actual achievement for that metric. The Compliance metric pays out at Target for full compliance or at Maximum for completion of additional defined activities. The table shows the actual performance result for each metric and the resulting final payout percentage of Target opportunity earned by the NEOs. As noted above, the President and CEO has a wider and higher range of payout under this plan to better focus short-term compensation on performance. This resulted in a payout for the President and CEO at a higher percentage of Target than other NEOs.

2017 ANNUAL CASH BONUS PLAN

		Performance Goals			Performance Result
Metric	Weighting (%)	Threshold	Target	Maximum	Actual Result	Final Payout (as % of Target Bonus)
						President and CEO	Other NEOs (averaged)
Earnings Per Share	37.5	$2.24	$2.44	$2.64	$2.55*	58.1	53.9
Controllable O&M	12.5	$200.1 M	$197.0 M	$193.1 M	$195.3 M	18.0	16.9
Customer Satisfaction
Customer Survey	10	76	79	82	78	7.6	7.4
Call Center Performance	10	70%	80%	90%	83%	13.0	12.4
Reliability (SAIDI in minutes)	20	46.8 min	42.5 min	39.6 min	48.8 min	0.0	0.0
Compliance	10	N/A	Fully Compliant	Defined Activity	Maximum	20.0	18.0
TOTAL	100					116.7	108.6
*	The ACBP EPS result of $2.55 includes a $0.13 adjustment as described below and reflects the performance result of final payout percent of Target Bonus.

Bonuses are paid in late February or early March after the Compensation Committee reviews the audited financial results and operational performance for the previous year. As reported in our 2017 Annual Report on Form 10-K, the Company had net income of $2.42 per basic share, which includes an accrual for the cost of the bonus pool.

Adjustment to EPS. The Compensation Committee established goals for the 2017 ACBP in January 2017 and determined to set the EPS Target at budgeted earnings.

Budgeted earnings included an amount representing the Company’s achievement of 100% of its requested rate relief in its 2017 Texas retail rate case as filed. The Compensation Committee intended to set the 2017 Target at budgeted earnings and adjust the Target for the expected rate relief attained at mid-year, when visibility into the outcome of the 2017 Texas retail rate case was expected. However, the parties to the settlement in the 2017 Texas retail rate case did not reach an agreement until early November, and the

24	El Paso Electric Company 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

final order was not issued by the Public Utility Commission of Texas until December 2017. Accordingly, the Compensation Committee determined to adjust EPS for purposes of the 2017 ACBP by $0.18, equal to the portion of rate relief that was expected, but not ultimately achieved, at the time the EPS goal was established. The Compensation Committee then exercised its discretion to reduce the adjustment to EPS to $0.13, given their assessment that the 2017 ACBP should be set at Target level performance for the year. This approach was consistent with the Compensation Committee’s previous years’ treatment of the EPS metric during years of a rate case filing, most recently in 2012.

As a result, each NEO received a bonus, as set forth in the table below and also in the “Summary Compensation Table” that is shown later in this Proxy Statement. The total bonus paid under the 2017 ACBP to the Company’s approximately 1,100 employees was approximately $9.7 million, of which approximately $2.3 million was paid to the NEOs and the 11 other executive officers as a group.

The following table shows the payout amounts of the 2017 ACBP compared with the payout opportunity at Target for each of the NEOs:

2017 ANNUAL CASH BONUS PLAN PAYOUTS TO NEOS

Name	Target Incentive Opportunity		Annual Cash Bonus Paid
	(% of Base Salary)	($)	($)	(% of Target)
Mary E. Kipp	85%	573,750	669,000	116.7%
Nathan T. Hirschi	55%	200,750	219,000	109.1%
Steven T. Buraczyk	50%	167,500	182,000	108.7%
Rocky R. Miracle	45%	146,250	158,000	108.0%
William A. Stiller	45%	141,750	153,000	107.9%

Other Cash Awards. In 2017, no other cash bonus was awarded to any NEO.

Long-Term Equity Incentives. Generally, we grant stock awards annually to our NEOs with a three-year performance cycle and payout. These awards are designed to focus executive officers on the performance of our Common Stock relative to our peers, and secondarily, as a retention tool based on deferred vesting. Since 2004, the Compensation Committee has granted annual long-term equity incentives consisting of two elements:

—	Performance shares, which are earned based on our relative TSR against a pre-established peer group over a three-year performance period; and
—	Time-vested restricted stock, which vests in one installment at the end of a three-year vesting period.

All of our NEOs were awarded these shares in February 2017, in the amounts set forth in the “Grants of Plan-Based Awards” table shown later in this Proxy Statement.

For our NEOs, the mix for each annual equity award was based on a weighting of 67% for performance shares and 33% for time-vested restricted stock. Consistent with the Company’s compensation philosophy, we have chosen to place more weight on the performance shares to emphasize long-term performance and shareholder returns. We believe that the time-vested restricted stock awards are also an effective retention and incentive tool because their actual value is tied to the value of Common Stock no earlier than the vesting date, and the vesting schedule require that participants be employed at the end of the three-year vesting period. The initial Target values (i.e., the initial value of the time-vested restricted stock plus performance shares at Target), when combined with annual cash compensation, are intended to approximate the 50th percentile of the annual total direct compensation value among the Compensation Comparator Group. Dividends on shares of Common Stock are paid quarterly on time-vested restricted stock but are not paid on unearned performance shares, until such time as they are earned and converted to shares of Common Stock.

The actual number of performance shares earned at the end of the three-year cycle can range from 0% to 200% of Target, depending on our ranking within the Compensation Comparator Group (including the Company) for TSR. TSR is defined as the change in stock value, plus dividends paid, over the three-year performance period. To eliminate volatility from measuring stock price on a particular date, the beginning and ending stock price used to calculate TSR is the average closing price for the month of December. Participants other than certain eligible retirees (as described below) are required to be employed at the end of the three-year cycle to be eligible for any earned award.

In 2017, after significant review and consultation with the Compensation Committee’s independent executive compensation consultant, the Compensation Committee approved a change to the Compensation Comparator Group used to determine the Company’s relative TSR performance. This review was prompted by a continued decline in the number of available companies represented in the previous comparator group due to ongoing consolidation in the industry and a concern that an appropriate and relevant comparator group be maintained. The Compensation Committee therefore approved the use of a peer-based Edison Electric Institute (“EEI”) index composed of regulated electric utilities as the Company’s Compensation Comparator Group for the 2017 long term incentive grant cycle. Further, for the 2017 grant cycle, the

El Paso Electric Company 2018 Proxy Statement	25

Compensation Committee modified the threshold for payout of performance shares from the 30th percentile to the 25th percentile reflecting competitive practice among peer regulated electric utilities. The payout scale for the performance shares granted in 2017 is as follows:

TSR Rank in Comparator Group	Performance Share Payout as Percent of Target
90th percentile or above	200%
75th to 90th percentiles	175%
Above median to 75th percentiles	Interpolate between 100% and 150%
50th percentile (Median)	100%
25th to 50th percentiles	Interpolate between 30% and 100%
Below 25th percentile	0%

For the 2015 to 2017 performance cycle, which ended on December 31, 2017, our TSR ranked at the 83rd percentile within the Compensation Comparator Group established at the time that long-term incentives were granted in 2015. As a consequence of this TSR percentile ranking, 175% of performance shares awarded in 2015 were paid out, as shown in the following table:

2015-2017 PERFORMANCE CYCLE PAYOUTS TO NEOS

Name	2015 PSU* Grants (Target Shares)	2015 PSU Grants (Shares Paid at 175%)
Mary E. Kipp	7,073	12,377
Nathan T. Hirschi	5,305	9,283
Steven T. Buraczyk	3,537	6,189
Rocky R. Miracle	3,537	6,189
William A. Stiller	3,094	5,414
*	Performance Share Units are abbreviated as PSU.

In 2017, after reviewing market practice with respect to long-term awards, the Compensation Committee changed the terms applicable to qualifying retirements under our performance share awards. The Committee approved form Performance Share Award Agreements for new and outstanding awards that enable eligible retirees to receive a payout of performance shares following their retirement from the Company subject to non-compete and non-solicit provisions. Under the LTIP, performance share grants require that the holder be actively employed by the Company to receive a payout of shares on the vesting date. If the holder’s employment is terminated due to retirement (defined as a termination of employment on or after the attainment of age 55 and at least five years of service; provided that such holder gives the Company six months of notice of the intention to retire), the holder shall have the opportunity to vest in a pro rata portion of the performance shares subject to the achievement of the performance goals set forth in the Performance Share Award Agreement. The Performance Share Award Agreement for outstanding awards for the 2016 and 2017 grant cycles were entered into with employees who hold outstanding performance shares and either (i) as of the date of the Compensation Committee’s action, are age 55 or older with at least five years of service, or (ii) prior to the end of the performance period to which such performance shares relate, will be age 55 or older with at least five years of service (including Nathan T. Hirschi, Rocky R. Miracle, and William A. Stiller). This rule took effect with respect to the outstanding performance shares granted in the 2016 and 2017 award cycles. This rule does not affect time-based restricted share grants. There is no retirement provision for time-based restricted share grants.

Type of Equity Awards. We have chosen to make recent long-term awards to executive officers in the form of “full-value” stock awards because they have significant retention value due to their value being directly linked to the stock price in the future. In addition, this type of award limits the negative retention impact of short-term volatility in our stock price compared to stock options. The Compensation Committee regularly reviews our equity incentive program and reserves the right to grant different types of equity awards in the future.

OTHER EXECUTIVE BENEFITS

Retirement Benefits. We provide our employees, including our executive officers, with a tax-qualified defined benefit pension plan, which provides employees the opportunity to earn service toward income replacement at retirement.

However, the Internal Revenue Code (“IRS” or the “Code”) imposes a limit on the amount of compensation that can be considered for purposes of determining these retirement benefits and the qualified plan does not achieve a market-

26	El Paso Electric Company 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

competitive structure for executive officers whose total compensation can include a significant amount of variable short-term incentive compensation. To address this situation, we established a non-qualified excess benefit plan to provide supplemental retirement benefits to executive officers calculated on basic compensation, including both regular wages and bonuses paid pursuant to the Company’s ACBP, applied to the qualified retirement plan formula without regard to the Code’s limitations on qualified plan benefits.

Perquisites and Other Benefits. The Company generally provides our NEOs the same benefits as other executive officers and employees. For example, our NEOs participate in the same medical, dental, vision, life insurance, accidental death & dismemberment, and short-term and long-term disability plans as other employees. In addition, NEOs’ Company matching contributions to the 401(k) plan are on the same basis as other employees.

The Company provides limited perquisites to executive officers including car allowance, and for senior officers, an allowance for financial, tax and estate planning and a health evaluation and wellness services benefit.

Change of Control/Termination Agreements. The Compensation Committee approved a change of control severance agreement for each of our NEOs and all other executive officers. As further described in this Proxy Statement, these agreements provide executive officers with benefits in the event of involuntary termination (other than for cause or disability) or adverse job changes in connection with or after a change of control. These agreements do not provide for any tax gross-up of termination benefits should they be found to trigger a parachute excise tax. The Compensation Committee periodically reviews the costs of these agreements and current market practice. The Compensation Committee believes these agreements offer important protection in the event of a change of control, while also ensuring that in the event of an actual proposed change of control, key executive officers will be willing to remain through the closing of a transaction because of this protection. This is especially important in the utility industry when the need for regulatory approvals can result in significant delays in consummating transactions following the execution of definitive agreements.

STOCK OWNERSHIP GUIDELINES

We believe that stock ownership by executive officers can directly correlate to improved performance and enhancement of shareholder value. Therefore, the

Compensation Committee has established recommended stock ownership guidelines for executive officers. The guidelines are as follows:

2017 Stock Ownership Guidelines
Position	Guideline
President and CEO	Three times base salary
Other Executive Officers	Two times base salary

For purposes of the guidelines, the ownership requirement is determined based on the executive officer’s 2017 base salary. The base salary multiple amount is converted to a fixed number of shares of Common Stock using the closing price of our Common Stock as of the last business day of the prior calendar year, December 29, 2017.

Our executive officers are expected to meet these guidelines within five years after becoming executive officers. As of the end of 2017, all of our NEOs exceeded these guidelines.

PRESIDENT AND CEO COMPENSATION

Mary E. Kipp has served as CEO and a member of the Board since December 15, 2015 and President and CEO since May 25, 2017. In determining Ms. Kipp’s compensation for 2017, the Compensation Committee approved the following:

—	Ms. Kipp’s annual base salary was set at $675,000 reflecting the Compensation Committee’s assessment of her performance in 2016 and to better align her pay with the Compensation Comparator Group.
—	Ms. Kipp’s annual Target performance bonus opportunity under the ACBP was approved at 85% of annualized base compensation with a Maximum annual bonus set at 200% of the Target opportunity. This increase in target bonus opportunity, from 80% in 2016, brought Ms. Kipp to 101% of market median of the Compensation Comparator Group for target total cash compensation. The actual cash bonus paid for 2017 under this provision is described above in the section entitled, “Annual Cash Bonus Plan.”

—	The intrinsic grant value of annual long-term incentive award(s) that Ms. Kipp was granted in 2017 was set at $1,350,000. The composition of the long-term incentive award comprised 33% restricted stock with a three-year vesting period and 67% performance shares with a three-year performance cycle based on TSR compared to the revised Compensation Comparator Group used for the 2017 equity grants described in the Long-Term Equity Incentives section of this CD&A. The terms governing payout of the performance shares are the same as those described above in such section.
El Paso Electric Company 2018 Proxy Statement	27

—	Ms. Kipp’s 2015 Employment Agreement also provided for a performance-based[1] and time-restricted equity award representing a right to receive shares of Common Stock (the “Retention Grant”) under the Long-Term Incentive Plan valued at $1,000,000 as of the effective date of her Employment Agreement. The Retention Grant will cliff vest on December 15, 2020, subject to her employment by the Company on that date.
—	Ms. Kipp has been and will continue to be eligible to participate in all benefit plans available from time-to-time to senior executives of the Company, including but not limited to retirement plans, health and welfare benefit plans, disability and life insurance coverage and paid time off in accordance with the Company’s policies.
—	Ms. Kipp’s Employment Agreement also provides for a continuation of the Change of Control Agreement between her and the Company, which provides for severance and other termination benefits in the event of termination of employment in connection with a change in control (i.e., a “double-trigger”) and does not provide for any tax gross-up of termination benefits should they be found to trigger any excess parachute excise tax.
—	Ms. Kipp’s Change of Control Agreement provides for payments and benefits in the event of her termination by the Company without cause (or by Ms. Kipp under defined circumstances), in connection with a change of control of the Company, as further described below. In the event that she is terminated without cause or terminates her employment for good reason (such as if she is removed as President and CEO or has her duties materially reduced), in connection with a change of control of the Company, Ms. Kipp will receive severance benefits of up to 36 months base salary and bonus at Target level, a prorated bonus for the year in which termination occurs, and reimbursement of COBRA benefits for 12 months (or a cash payment in lieu of the COBRA benefits), and accelerated vesting of certain outstanding unvested equity awards as described below under “Change of Control Agreements and Other Termination Benefits.”
—	In determining that Ms. Kipp’s total compensation was reasonable and appropriate for the circumstances, the Compensation Committee reviewed with FW Cook the costs and benefits of her compensation arrangement compared to those provided to CEOs of our Compensation Comparator Group. FW Cook advised that the compensation arrangement for Ms. Kipp in her role as President and CEO was reasonable and well-aligned with competitive market practices.

IMPACT OF ACCOUNTING AND TAX TREATMENT OF COMPENSATION

Historically, the accounting and tax treatment of compensation has not been a driving factor in determining the design or amounts of compensation at the Company. For example, the Company granted “full value” awards prior to its adoption of FASB ASC Topic 718 and continues to do so, although the Compensation Committee does review the expected accounting treatment of its equity grants.

Section 162(m) of the Code generally limits the tax deductibility to public companies for compensation in excess of $1 million with respect to compensation paid to each covered employee. For 2017 and prior years, covered employees for this purpose included our President and CEO and our three other most highly compensated executive officers (other than our CFO) and compensation that met the requirements of qualified performance-based compensation under Section 162(m) was not subject to this deduction limitation. For awards made prior to 2018, our annual incentive cash bonuses and performance shares granted under the LTIP generally were intended to meet the requirements of the performance-based compensation and thus avoid the limitations of Section 162(m) of the Code. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, the $1 million annual deduction limitation under Section 162(m) applies to compensation paid to any individual who serves as the CEO or CFO or qualifies as one of the other three most highly compensated executive officers in 2017 or any later calendar year, and there is no longer any exception for qualified performance-based compensation. Although some outstanding performance shares will not result in a compensation deduction until after 2017, we believe the transition rules in effect for binding contracts in effect on November 2, 2017, should continue to allow certain of these awards to maintain their exemption from the $1 million annual deduction limitation for so long as such grants are not materially modified (“grandfathered amounts”). For periods after 2017, without the performance-based compensation exception, it is expected that any compensation deductions (other than grandfathered amounts) for any individual who is our CEO, CFO or one of our other three most highly compensated executive officers in 2017 or any later year will be subject to a $1 million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Compensation Committee, the Compensation Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Compensation Committee will continue to retain the discretion to pay compensation that is subject to the $1 million deductibility limit.

[1]	As previously disclosed in the Company’s Proxy Statement relating to the 2017 Annual Meeting of Shareholders, the Compensation Committee determined in November 2016 that the Performance Condition was previously satisfied based on the Company’s cumulative net income in the second and third quarters of 2016, so the only remaining vesting condition is the service period through December 15, 2020.
28	El Paso Electric Company 2018 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Charles A. Yamarone, Chairman
Paul M. Barbas
James W. Harris
Woodley L. Hunt
Eric B. Siegel

El Paso Electric Company 2018 Proxy Statement	29

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The Summary Compensation Table sets forth the compensation for each individual who served as principal executive officer or principal financial officer during the fiscal year ended December 31, 2017, and each of the Company’s other three most highly compensated executive officers for the fiscal year ended December 31, 2017. The persons named in the Summary Compensation Table are referred to collectively as the “Named Executive Officers” or “NEOs.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Mary E. Kipp President and Chief Executive Officer	2017	$674,039	$	$1,297,723	$669,000	$446,190	$98,966	$3,185,918
	2016	625,000		1,348,093	800,000	209,895	81,463	3,064,451
	2015	471,154		1,243,927	350,432	81,858	39,086	2,186,457
Nathan T. Hirschi Senior Vice President- Chief Financial Officer	2017	364,712		288,383	219,000	147,820	36,039	1,055,954
	2016	348,077		299,563	270,000	86,909	34,149	1,038,698
	2015	334,615		302,506	200,652	41,784	31,806	911,363
Steven T. Buraczyk Senior Vice President- Operations	2017	334,808		288,383	182,000	445,840	20,754	1,271,785
	2016	323,462		299,563	213,500	287,550	18,602	1,142,677
	2015	314,192		201,684	167,999	67,638	20,373	771,886
Rocky R. Miracle Senior Vice President- Corporate Development and Chief Compliance Officer	2017	324,808		292,204	158,000	157,122	22,196	954,330
	2016	314,231		199,722	207,000	108,274	34,134	863,361
	2015	315,577		201,684	168,739	49,313	21,161	756,474
William A. Stiller Senior Vice President of Public & Customer Affairs and Chief Human Resources Officer (a)	2017	314,750		168,202	153,000	45,576	28,091	709,619
	2015	300,346		176,430	160,595	27,561	36,957	701,889
(a)	Mr. Stiller was not a NEO for the fiscal year ended December 31, 2016, and therefore, compensation for the fiscal year ended December 31, 2016 is not reported.
(b)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for the restricted stock and performance shares granted in the applicable fiscal year. Restricted stock awards are valued at the closing stock price of Common Stock on the date of grant. Performance shares are valued at grant date fair value, which is based upon a Monte Carlo simulation, which is a methodology for determining average payout using multiple simulations. Amounts disclosed have not been reduced by estimated service-based forfeitures. For additional information on the valuation assumptions with respect to restricted stock and performance shares, see Note G–Common Stock of Notes to the Financial Statements in the Company’s 2017 Annual Report on Form 10-K.
(c)	This column represents performance-based bonuses earned under the Annual Cash Bonus Plan for performance during the fiscal years ended December 31, 2017, 2016, and 2015.
(d)	This column represents the change in pension value between the accumulated pension benefit for each NEO as of December 31 of the applicable year as compared to December 31 of the prior year.
(e)	See the following table regarding each component of amounts for the fiscal year ended December 31, 2017 included in the “All Other Compensation” column in the Summary Compensation Table above.
30	El Paso Electric Company 2018 Proxy Statement

EXECUTIVE COMPENSATION TABLES

ALL OTHER COMPENSATION TABLE

Name	Accrued PTO Sellback ($)(a)		Group Term Life Insurance ($)	Company Contributions To Retirement and 401(k) Plans ($)	Vehicle Allowance ($)	Financial Planning/ Legal Fees and Other ($)	Dividends Paid on Unvested Awards ($)(b)	Total ($)
Mary E. Kipp	$		$1,380	$8,100	$3,000	$17,007	$69,479	$98,966
Nathan T. Hirschi		14,038	866	8,100	3,000	250	9,785	36,039
Steven T. Buraczyk			784	8,100	3,000	230	8,640	20,754
Rocky R. Miracle			2,172	8,100	3,000	528	8,396	22,196
William A. Stiller			2,349	16,200	3,000	835	5,707	28,091
(a)	This column represents payments for accrued and unused vacation and personal holiday time pursuant to Company policy.
(b)	The Company paid dividends on unvested time-vested restricted stock; however, the Company does not pay dividends on unearned performance share awards.

CEO Pay Ratio. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the SEC, we are providing the ratio of the total annual compensation of our President and CEO, Mary E. Kipp, to that of the median employee for 2017. Ms. Kipp’s total annual compensation for 2017, as reported in the Summary Compensation Table, was $3,185,918. The total annual compensation of the employee identified as our median employee (excluding our President and CEO) for 2017 was $99,026. The ratio of our President and CEO’s total compensation for 2017 to the total compensation of our identified median employee was approximately 32 to 1.

To identify our median employee for purposes of this pay ratio disclosure, we first determined that as of December 24, 2017, the last pay period of the year, we had 1,120 full-time, part-time and temporary employees other than Ms. Kipp. We ranked the annual compensation of this employee population on the basis of compensation reportable on IRS Form W-2. We annualized the compensation of individuals who were employed for less than the full year. After identifying the median employee from this ranking, we calculated annual total compensation for such employee using the same methodology we use for our President and CEO as set forth in the Summary Compensation Table above.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on his or her annual total compensation allow companies to use a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio we report above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions to calculate their own pay ratios.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning equity and cash awards to the NEOs during the fiscal year ended December 31, 2017:

Name	Grant and Approval Date	Estimated Future Payouts Under Non-Equity Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units(#)(c)	Grant Date Fair Value of Stock and Option Awards ($)(d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mary E. Kipp	01/25/17	$151,659	$572,933	$1,145,865	5,967	19,890	39,780	9,945	$1,297,723
Nathan T. Hirschi	01/25/17	32,824	200,591	364,712	1,326	4,420	8,840	2,210	288,383
Steven T. Buraczyk	01/25/17	30,133	167,404	301,327	1,326	4,420	8,840	2,210	288,383
Rocky R. Miracle	01/25/17	29,233	146,163	259,846	884	2,947	5,894	1,473	192,254
	05/25/17							1,863	99,950
William A. Stiller	01/25/17	28,327	141,637	251,800	773	2,578	5,156	1,289	168,202
(a)	Each NEO and executive officer has a target incentive opportunity, payable in cash, if the Company achieves specific annual goals that are established in advance by the Compensation Committee and the Board. In 2017, the performance goals were related to customer satisfaction, call center performance, reliability, compliance, controllable operations and maintenance (O&M) expense, and earnings per share, as further described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Annual Cash Bonus Plan.” If a threshold level of earnings per share is not attained, no bonuses will be paid for any of the measures, unless the Compensation Committee determines otherwise. Actual amounts paid for the fiscal year ended December 31, 2017, are set forth in the Summary Compensation Table above.
(b)	Amounts shown represent the performance shares available under the incentive plan, which provides market-based, long-term incentive award opportunities to the NEOs and the other executive officers. Performance shares are based on the total shareholder return compared to the Compensation Comparator Group over the three-year period ending on December 31, 2019. Payout values for the performance shares are calculated by determining the Company’s percentile ranking within the Compensation Comparator Group at the end of the three-year cycle and can range from 0% to 200% of target as described above in “Compensation Discussion and Analysis – Primary Components of Compensation – Long-Term Equity Incentives.”
El Paso Electric Company 2018 Proxy Statement	31

(c)	Restricted stock awards vest on December 31, 2019. The Company paid quarterly dividends of $0.31 per share on shares of its Common Stock on March 31, 2017, and $0.335 per share on shares of its Common Stock each quarter thereafter. Unvested shares of restricted stock qualify as participating securities and individuals awarded these shares received their respective cash dividends.
(d)	This column reflects the grant date fair value of restricted stock awards and performance shares under FASB ASC Topic 718. With respect to restricted stock, the value was calculated as the number of shares of restricted stock multiplied by the closing stock price of the Common Stock on the grant date. With respect to performance shares, the value was determined using a Monte Carlo simulation which is a methodology using the average payout of one million simulation paths discounted to the grant date using a risk-free interest rate. The Monte Carlo value for 2017 performance share awards granted on January 25, 2017 was $42.62 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding stock awards held by the NEOs at December 31, 2017. There were no option awards held by the NEOs at December 31, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mary E. Kipp (1)(4)	11,783	652,189	12,377	685,067
Mary E. Kipp (2)(5)	9,945	550,456	7,069	391,269
Mary E. Kipp (3)(6)	27,624	1,528,988	5,967	330,273
Nathan T. Hirschi (1)(4)	2,618	144,906	9,283	513,814
Nathan T. Hirschi (2)(5)	2,210	122,324	1,571	86,955
Nathan T. Hirschi (6)			1,326	73,394
Steven T. Buraczyk (1)(4)	2,618	144,906	6,189	342,561
Steven T. Buraczyk (2)(5)	2,210	122,324	1,571	86,955
Steven T. Buraczyk (6)			1,326	73,394
Rocky R. Miracle (1)(4)	1,746	96,641	6,189	342,561
Rocky R. Miracle (2)(5)	3,336	184,648	1,047	57,951
Rocky R. Miracle (6)			884	48,929
William A. Stiller (1)(4)	1,527	84,519	5,414	299,665
William A. Stiller (2)(5)	1,289	71,346	916	50,701
William A. Stiller (6)			773	42,786
(1)	Unvested restricted stock vests on December 31, 2018.
(2)	Unvested restricted stock vests on December 31, 2019.
(3)	On December 15, 2015, the Company issued a stock-based retention grant to Ms. Kipp of 27,624 shares of Common Stock in accordance with the LTIP that is eligible for vesting based on the achievement of certain performance conditions and a five year service period, as stated in Ms. Kipp's employment agreement. The performance condition was met as of November 2016, as determined by the Compensation Committee.
(4)	Unearned performance shares at December 31, 2017, vested in January 2018 based on achievement of performance goals. Represents the number of shares at 175% of target, which was determined on January 31, 2018, to be the actual number of shares earned.
(5)	Unearned performance shares vest in January 2019 if performance goals are met. Represents the threshold number of shares at 30% of target, but actual number of shares earned may range from 0% to 200% of target.
(6)	Unearned performance shares vest in January 2020 if performance goals are met. Represents the threshold number of shares at 30% of target, but actual number of shares earned may range from 0% to 200% of target.

OPTION EXERCISES AND STOCK VESTED

The following table provides additional information regarding the acquisition of shares on vesting of stock awards and the value realized during the fiscal year ended

December 31, 2017. There were no options exercised during the fiscal year ended December 31, 2017 by any of the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mary E. Kipp	5,236	$272,117
Nathan T. Hirschi	4,365	223,908
Steven T. Buraczyk	3,143	159,815
Rocky R. Miracle	3,143	159,815
William A. Stiller	2,750	139,830
32	El Paso Electric Company 2018 Proxy Statement

EXECUTIVE COMPENSATION TABLES

PENSION PLAN

The Company established the Retirement Income Plan for Employees of El Paso Electric Company (the “Pension Plan”) as of July 1, 1945. Over the years, the Pension Plan has been amended and/or restated several times. Although the Pension Plan has traditionally provided final average pay benefits, it was amended in 2014 to provide cash balance benefits for all employees hired on or after January 1, 2014, and for all employees hired before 2014 who chose to have their future service benefits provided as cash balance benefits effective April 1, 2014. Employees in the latter group have both a frozen final average pay benefit and accrue an ongoing cash balance benefit.

The purpose of the Pension Plan is to reward eligible employees for long service by providing them with retirement benefits. The Pension Plan is maintained for the exclusive benefit of eligible employees and their beneficiaries. To the extent, they meet the eligibility requirements; each of the NEOs participates in the Pension Plan.

The Pension Plan is qualified under the Code as a defined benefit plan, which is a plan that provides definitely determinable benefits. These benefits are generally payable over a participant’s lifetime and, if elected, over the lifetime of a surviving spouse or beneficiary. Participants earning cash balance benefits also have an option to take their entire pension benefit as a lump sum.

Final Average Pay Benefits. For employees who chose to continue earning final average pay benefits, retirement benefits are calculated using the formula:

1.25%   X   average monthly earnings   X   years of service

Average monthly earnings under the Pension Plan is the employee’s annualized rate of basic compensation (excluding bonus, overtime pay, expense allowances, profit sharing and any other compensation) for the five-year period ending on a particular date, divided by 60 months. The maximum benefit payable under the Pension Plan only considers compensation up to the IRS limit, which was $270,000 in 2017. A year of service is provided for any year during which the employee works at least 1,000 hours. Final average pay participants are eligible to participate in the Pension Plan on the first day of the month coinciding with or immediately following completion of one year of service during which the employee completes 1,000 hours of service. An employee is vested after completing five years of service.

Benefits from the Pension Plan are generally payable at age 65. However, a participant may retire and begin to receive a monthly benefit from the Pension Plan upon attaining age 55 and five years of vesting service. Benefits paid before age 65 are reduced in accordance with the following table:

Age At Benefit Commencement	Percent of Accrued Benefit
65	100.00%
64	93.33
63	86.67
62	80.00
61	73.33
60	66.67
59	63.33
58	60.00
57	56.67
56	53.33
55	50.00

In addition, unreduced pension benefits are provided to participants who retire after age 62 with 20 years of service or after a participant’s age and service exceed 85.

Cash Balance Benefits. Cash balance benefits are expressed as a lump sum cash balance account. Cash balance accounts grow each year with pay credits and interest credits. Pay credits are provided as of the last day of each year based on the following schedule and the participant’s age and years of service as of the end of the plan year.

Pay Credit Chart
Cash Balance Member’s Age Plus Years of Vesting Service	Percentage of Cash Balance Member’s Base Pay for the Plan Year
Less than 30	3%
30 – 39	4%
40 – 49	5%
50 – 59	6%
60-69	7%
70-79	8%
80+	9%
El Paso Electric Company 2018 Proxy Statement	33

The pay credit is based on the participant’s base pay, excluding bonuses, overtime pay, expense allowances, profit sharing and any other extra compensation. Effective January 1, 2017, the annual pay credit is determined by multiplying the Cash Balance Member’s monthly basic compensation for each month during which the member was employed during the plan year by the applicable pay credit percentage, and then adding the results of these separate calculations for each of the calendar months. The monthly basic compensation is determined by dividing the annual basic compensation in effect as of the last day of each calendar month by 12. A cash balance member who terminates employment prior to the last day of the year will receive a pay credit as of the last day of the month coinciding with or immediately following the termination date, based on the sum of the participant’s attained age plus years of service as of the termination date.

Interest credits are provided on the last day of each month based on the participant’s cash balance account balance as of the end of the prior month. Interest credits will continue until benefit commencement and are based on the yield on the thirty-year Treasury Bond for August of the preceding plan year, but at least 3.8% per annum.

Cash balance participants are eligible to participate in the Pension Plan immediately upon employment or re-employment. Participants with cash balance benefits vest after three years of service for all of their pension benefits

(including the frozen final average pay portion of the pension benefit, if applicable). Benefits are payable at any time following termination of service. The full cash balance account is available as a lump sum without reduction.

Form of Payment. Final average pay benefits are calculated as a straight life annuity that provides a monthly benefit for the participant’s lifetime. Optional forms of benefit are also available including:

—	A joint & survivor annuity providing a reduced monthly benefit for the life of the participant followed by a specified percentage to a named beneficiary for the beneficiary’s lifetime following the death of the participant.
—	A reduced annuity providing a monthly benefit for the life of the participant, with a guarantee that 120 monthly payments will be paid in the event of the early death of the participant.

Cash balance benefits are calculated as a lump sum and may be paid as a lump sum. Forms of payment available to final average pay participants are also available to cash balance participants.

For a valuation method and all material assumptions, please see the Retirement Plan’s section under Note M-Employee Benefits of Notes to the Financial Statements in the Company’s 2017 Annual Report on Form 10-K.

EXCESS BENEFIT PLAN

The El Paso Electric Company Excess Benefit Plan (“Excess Benefit Plan”) was effective January 1, 2004, as a non-qualified deferred compensation plan that provides supplemental retirement benefits to certain employees of the Company. The purpose of the Excess Benefit Plan is to provide participants with benefits that would otherwise be payable from the qualified plan except for IRS limitations and to provide retirement plan benefits under the qualified plan formula based on short-term incentive compensation. The Excess Benefit Plan was amended in 2014, consistent with the amendment to the qualified retirement plan, to provide excess cash balance benefits with respect to qualified plan cash balance benefits and to continue to provide excess final average pay benefits with respect to qualified plan final average pay benefits.

All employees holding the office of Vice President above are eligible to participate as of the employee’s date of hire as a Vice President or above or the employee’s date of promotion to Vice President or above. In addition, the Company may select any other employee of the Company who is in a select group of management or highly compensated employees to participate in the Excess Benefit Plan.

For Excess Benefit Plan participants hired prior to April 1, 2014, all Excess Benefit Plan benefits, whether final average pay or cash balance, will be paid in the form of an annuity beginning at the later of separation from service or attainment of early retirement age. Excess Benefit Plan participants hired after April 1, 2014, will only have excess benefits based on the cash balance plan and will have their Excess Benefit Plan benefits paid as a lump sum paid on the first day of the second month following separation from service.

Benefits payable from the Excess Benefit Plan are subject to the same vesting schedule, age/service requirements and annuity payment options (for pre-April 1, 2014, participants) as under the Pension Plan.

The amount of the total excess benefit for each participant will be the sum of their final average pay excess benefit and their cash balance excess benefit, if applicable. Participants hired after April 1, 2014, will only have cash balance excess benefits. Participants hired before 2014 who chose to continue earning final average pay benefits will only have final average pay excess benefits.

A participant’s final average pay excess benefit is calculated as the monthly pension benefit to which the employee would have been entitled under the Pension Plan if the benefit were calculated including annual bonus actually paid in the definition of average monthly compensation and without regard to IRS limitations, minus the monthly amount of the Pension Plan benefit actually payable to the employee under the Pension Plan.

A participant’s cash balance excess benefit is calculated as the cash balance account to which the employee would have been entitled under the Pension Plan if the benefit

34	El Paso Electric Company 2018 Proxy Statement

EXECUTIVE COMPENSATION TABLES

were calculated including annual bonus actually paid in the definition of pay for determining pay credits and without regard to IRS limitations, minus the actual cash balance account under the Pension Plan.

The Excess Benefit Plan is subject to Section 409A of the Code, which requires that for certain specified employees of a publicly-traded corporation, benefits payable following separation from service cannot be paid until six months following separation from service except following the death of the participant. Any payment that would have been distributed to the participant during the six month period following separation from service, will be accumulated and paid to the participant in a single lump sum as soon as administratively practicable following the end of the six month period. For pre-April 1, 2014 participants, who are not specified employees (under Section 409A of the Code) who separate from employment and have attained age 55, benefits are payable on the 1st of the month following separation from service or if under age 55 at the time of separation of employment, as of the 1st of the month following attainment of age 55. For post-April 1, 2014 participants, who are not specified employees, benefits are payable as of the 1st of the month following separation of employment.

The Excess Benefit Plan is entirely unfunded. Employees who participate in the Excess Benefit Plan have only the rights of general unsecured creditors of the Company with respect to any rights under the Excess Benefit Plan.

PENSION BENEFITS TABLE

The following table describes pension benefits to the NEOs under the Pension Plan and the Excess Benefit Plan as of December 31, 2017.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Mary E. Kipp	Pension Plan	10	$336,082
	Excess Benefit Plan	10	728,319
Nathan T. Hirschi	Pension Plan	8	242,235
	Excess Benefit Plan	8	192,024
Steven T. Buraczyk	Pension Plan	24	1,090,355
	Excess Benefit Plan	24	686,423
Rocky R. Miracle	Pension Plan	9	403,165
	Excess Benefit Plan	9	278,027
William A. Stiller	Pension Plan	5	128,731
	Excess Benefit Plan	5	52,982
(1)	As of December 31, 2017, the Present Value of Accrued Benefits for each NEO is the sum of the present value of the final average pay portion of their accrued benefit, plus the cash balance account value (if applicable) for the Pension Plan and the Excess Benefit Plan. The present value of the final average pay portion of the accrued benefit is computed using an interest rate of 3.77% for the Pension Plan and 3.81% for the Excess Benefit Plan, no pre-retirement mortality, and post-retirement mortality based on the RP-2014 Total Data Set Mortality Tables (with projection from 2006 to 2014 using Scale MP-2014 improvement removed), then projected generationally from 2006 using Scale MP-2016.
El Paso Electric Company 2018 Proxy Statement	35

CHANGE OF CONTROL AGREEMENTS AND OTHER TERMINATION BENEFITS

The Company has entered into Change of Control Agreements with each NEO. In the event the covered NEO is terminated without cause or resigns for good reason (including a material reduction in duties and responsibilities, a reduction in pay or a relocation of more than 50 miles) during the two-year period following a change of control, he or she will receive the following benefits under the Change of Control Agreements:

—	A pro rata payment of the executive officer’s Target bonus for the year of termination;
—	A lump sum payment equal to the executive officer’s annual base salary plus Target bonus for the year of termination, multiplied by three (for each NEO);
—	If the NEO is a final average pay participant under the Pension Plan, the actuarial equivalent of vested benefits under the Pension Plan calculated with additional years of service equal to three years;
—	If the NEO is a cash balance participant under the Pension Plan, the percentage, as determined under the applicable qualified retirement plan’s pay credit chart, multiplied by three times the NEO’s annual base pay;
—	Continuation of health and other welfare benefits for two years, including service credit for those two years for purposes of eligibility for retiree benefits under any of these plans; and
—	Outplacement services for one year.

The Change of Control Agreements do not provide any tax gross-up payment in the event the payments become subject to the federal “change in control” excise tax and instead provide that either (i) the executive officer will be responsible for paying the excise tax or (ii) payments under the agreements will be reduced to an amount that would result in no such excise tax, whichever would result in the executive officer retaining the higher after-tax amount.

A “change in control” is defined in the Change of Control Agreements and generally includes the acquisition by any person of 30% or more of the Common Stock or voting power of the Company, or the consummation of a reorganization, merger or consolidation or other disposition of all or substantially all of the assets of the Company which results in at least a 40% change in ownership.

Under the LTIP, upon a change in control, unvested restricted stock awards become fully vested, while unearned performance share awards become vested on a prorated basis to the extent performance is achieved through a shortened performance period ending before the change in control.

In addition, Ms. Kipp is a party to an Employment Agreement that provides for pro rata accelerated vesting of her Retention Grant upon a termination without cause prior to a Change of Control. Please see “President and CEO Compensation” above.

36	El Paso Electric Company 2018 Proxy Statement

EXECUTIVE COMPENSATION TABLES

The following table quantifies potential payments or benefits to our NEOs under our equity incentive plans upon a change in control or under the Change of Control Agreements upon a termination without cause or resignation for good reason following a change in control as described above, in any case based on assumptions as if the change in control or termination had occurred on December 31, 2017. These amounts do not include benefits under the Pension Plan and the Excess Benefit Plan that would be paid in connection with any retirement event, as described under the “Pension Benefits Table” above.

Name	Benefit	Change in Control Without Termination		Qualifying Termination Following a Change in Control	Qualifying Termination Before Change in Control
Mary E. Kipp	Severance	$		$3,645,000	$
	Settlement of Unvested Equity Award (1)(3)		3,968,816	n/a		625,153
	Lump Sum Equivalent for Pension Service			1,176,855		1,064,401
	Welfare Benefit Continuation			27,577
	Outplacement			25,000
	Total		3,968,816	4,874,432		1,689,554
Nathan T. Hirschi	Severance			1,642,500
	Settlement of Unvested Equity Award (1)		542,098	n/a
	Lump Sum Equivalent for Pension Service			533,962		434,259
	Welfare Benefit Continuation			43,074
	Outplacement			25,000
	Total		542,098	2,244,536		434,259
Rocky R. Miracle	Severance			1,413,750
	Settlement of Unvested Equity Award (1)(2)		464,497	n/a		183,208
	Lump Sum Equivalent for Pension Service			829,887		681,192
	Welfare Benefit Continuation			31,780
	Outplacement			25,000
	Total		464,497	2,300,417		864,400
Steven T. Buraczyk	Severance			1,457,250
	Settlement of Unvested Equity Award (1)		542,098	n/a
	Lump Sum Equivalent for Pension Service			1,945,721		1,776,778
	Welfare Benefit Continuation			43,074
	Outplacement			25,000
	Total		542,098	3,471,045		1,776,778
William A. Stiller	Severance			1,370,250
	Settlement of Unvested Equity Award (1)(2)		316,159	n/a		160,294
	Lump Sum Equivalent for Pension Service			246,513		181,713
	Welfare Benefit Continuation			31,780
	Outplacement			25,000
	Total		316,159	1,673,543		342,007
(1)	Represents the value of all unvested restricted stock and a prorated portion of performance shares at Target level as of December 31, 2017. There were no unvested options at December 31, 2017 for the NEOs. Acceleration of performance awards would be on a prorated basis and subject to the Compensation Committee determining that performance has been met through a shortened performance period ending before the change of control.
(2)	Represents the value of a prorated vesting of performance shares assuming a 12/31/2017 retirement and meeting of the retirement eligibility requirements previously discussed in detail above in the section entitled “Long-Term Equity Incentives.”
(3)	Represents the value of a pro rata vesting of Ms. Kipp’s Retention Grant pursuant to her Employment Agreement, assuming a termination without cause as of December 31, 2017.
El Paso Electric Company 2018 Proxy Statement	37

CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, none of the Company’s executive officers served as a member of another entity’s compensation committee or committee performing equivalent functions. Therefore, no member of the Board or their immediate family members is or has been, within the last three years, employed as an executive officer of another company where one of the Company’s executive officers served as a director or a member of that company’s compensation committee.

The Board formally adopted a policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. This policy superseded a general grant of authority to review and approve such transactions that had been a part of the Nominating and Corporate Governance Committee charter for several years. The policy applies to any transaction in which (i) the Company is a participant, (ii) any related person has a direct or indirect material interest and (iii) the amount involved exceeds $120,000, but generally excludes any transaction that would not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related party transaction in accordance with the Company’s Related Person Transaction policy. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. A copy of the policy is available at www.epelectric.com.

Each year, the Company requires the directors and executive officers to complete director and officer questionnaires identifying transactions with the Company in which the director or executive officer or their family members have an interest. In addition, the Company has implemented an enhanced system so that proposed transactions of this nature are identified and reviewed in advance. The Company reviews these transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the Company’s interests. The Company’s Code of Ethics requires all directors, executive officers and employees who may have a potential or apparent conflict of interest to immediately notify our Senior Vice President, Corporate Development and Chief Compliance Officer.

Directors, executive officers and employees of the Company are expected to act and make decisions that are in the best interests of the Company. Directors, executive officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services for the Company in an objective and fair manner. In addition, the Company prohibits personal loans to, or guaranteeing the personal obligations of, any director or executive officer.

A copy of the Company’s Code of Ethics is available at www.epelectric.com.

38	El Paso Electric Company 2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 26, 2018 (except as indicated in the footnote to the table), certain information regarding ownership of Common Stock by (i) each person known to the Company to own beneficially more than 5% of its Common Stock; (ii) each of the current directors, including those who have been nominated to serve as Class III Directors of the Company; (iii) the NEOs; (iv) all directors and executive officers of the Company as a group; and (v) Percent of Class which is reflective of Schedule 13D and Schedule 13G filings.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership***		Percent of Class
BlackRock Inc. 55 East 52nd Street New York, NY 10055	5,426,849	(1)	13.40%*
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,044,786	(2)	9.96%*
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	3,620,821	(3)	8.94%*
Allen, Catherine A.	37,357	(4)	**
Barbas, Paul M.	3,500	(5)	**
Cicconi, James W.	67,279	(6)	**
Escudero, Edward	25,252	(7)	**
Harris, James W.	59,632	(8)	**
Hunt, Woodley, L.	27,572	(9)	**
Palacios, Raymond Jr.	3,720	(10)	**
Siegel, Eric B.	63,025	(11)	**
Wertheimer, Stephen N.	42,927	(12)	**
Yamarone, Charles A.	10,000	(13)	**
Kipp, Mary E.	76,118	(14)	**
Hirschi, Nathan T.	25,822	(15)	**
Buraczyk, Steven T.	29,657	(16)	**
Miracle, Rocky R.	33,225	(17)	**
Stiller, William A.	17,177	(18)	**
Other Officers	10,211	(19)	**
All Directors and executive officers as a group	532,474	(20)	1.31%
*	Actual percentage may differ due to stock transactions made subsequent to beneficial owner’s filing date.
**	Less than 1%.
***	For purposes of this disclosure, restricted stock is assumed to have voting power but no investment power.
El Paso Electric Company 2018 Proxy Statement	39

THE FOLLOWING FOOTNOTES RELATE TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “SEC ACT”), AND THE INVESTMENT ADVISERS ACT OF 1940, AS AMENDED (THE “ADVISERS ACT”).

(1)	Information regarding ownership of Common Stock by BlackRock, Inc. ("BlackRock"), is included herein in reliance on information set forth in Amendment No. 9 to Schedule 13G/A filed with the SEC on January 17, 2018, reflecting ownership as of December 31, 2017. BlackRock is a Delaware parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G) as defined in Section 240 of the SEC Act. According to the filing, BlackRock beneficially owns 5,426,849 shares (13.40%) of Common Stock with sole voting power over 5,339,049 shares and sole dispositive power over 5,426,849 shares of Common Stock.
(2)	Information regarding ownership of Common Stock by The Vanguard Group, Inc. (“Vanguard”), Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, LTD. (“VIA”) is included herein in reliance on information set forth in Amendment No. 7 to Schedule 13G/A filed with the SEC on February 7, 2018, reflecting ownership as of December 31, 2017. Vanguard is a Pennsylvania parent company of VFTC and VIA is classified as an Investment Advisor in accordance with Rule 13d-1(b)(1)(ii)(E) as defined in Section 240 of the SEC Act. According to the filing, Vanguard beneficially owns 4,044,786 shares (9.96%) of the Common Stock with sole dispositive power over 3,987,877 shares, shared dispositive power over 56,909 shares and sole voting power over 50,903 shares of Common Stock. VFTC, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 41,544 shares (0.10%) of Common Stock. VIA, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 24,724 shares (0.06%) of Common Stock.
(3)	Information regarding ownership of Common Stock by GGCP, Inc. ("GGCP"), GGCP Holdings LLC (“GGCP Holdings”), GAMCO Investors, Inc. ("GBL"), Associated Capital Group, Inc. (“AC”), Gabelli Funds, LLC ("Gabelli Funds"), GAMCO Asset Management Inc. ("GAMCO"), Teton Advisors, Inc. ("Teton Advisors"), Gabelli Securities, Inc. ("GSI"), Gabelli & Company, Inc. (“Gabelli & Company”), G.research, LLC (“G.research”), MJG Associates, Inc. ("MJG Associates"), Gabelli Foundation, Inc. ("Foundation"), MJG-IV Limited Partnership ("MJG-IV"), Mario J. Gabelli, LICT Corporation (“LICT”), CIBL, Inc. (“CIBL”), and ICTC Group, Inc. (“ICTC”) (collectively the "Gabelli Reporting Parties") is included herein in reliance on information set forth in Amendment No. 6 to Schedule 13D filed with the SEC on May 5, 2016, reflecting ownership as of May 3, 2016. GGCP is a manager and a member of GGCP Holdings, which is the controlling shareholder of GBL and AC. GBL is the parent company for a variety of companies engaged in the securities business. GSI is an investment adviser registered under the Investment Advisers Act of 1940 and serves as a general partner or investment manager to limited partnerships and offshore investment companies and other accounts. GAMCO, Gabelli Funds, and Teton Advisors are each investment advisors, and each of these entities is registered under the Investment Advisers Act of 1940. G.research is a broker-dealer registered under the Securities Exchange Act of 1934. MJG Associates provides advisory services to private investment partnerships and offshore funds. The Foundation is a private foundation. LICT is a holding company with operating subsidiaries engaged primarily in the rural telephone industry. ICTC is a holding company with subsidiaries in voice, broadband and other telecommunications services, primarily in the rural telephone industry. Mario J. Gabelli is the controlling stockholder and Chief Executive Officer and director of GGCP. Mario J. Gabelli is also the Chairman and Chief Executive Officer of GBL. Mario J. Gabelli is the Executive Chairman and Chief Executive Officer of AC. Mario J. Gabelli is also a member of GGCP Holdings. Mario J. Gabelli is also the controlling shareholder of Teton Advisors. The Gabelli Reporting Parties do not admit that they constitute a group.

According to Amendment No. 6 to Schedule 13D filed with the SEC on May 5, 2016, Gabelli Funds beneficially owns 1,888,000 shares of Common Stock (4.66%) and has sole voting and dispositive power over the shares, while GAMCO beneficially owns 1,723,821 shares (4.26%) and maintains sole dispositive power over 1,723,821 shares, but only has the power to vote 1,551,321 shares of Common Stock. MJG-IV beneficially owns 3,000 shares (0.01%) and has sole voting and dispositive power over the shares, and Mario J. Gabelli beneficially owns 6,000 shares (0.01%) and has sole voting and dispositive power over the shares. According to the filing, the aggregate amount beneficially owned by the Gabelli Reporting Parties is 3,620,821 shares (8.94%) as of May 3, 2016.

Mario Gabelli is deemed to have beneficial ownership of the Common Stock owned by each of the Reporting Parties. GSI is deemed to have beneficial ownership of the Common Stock owned by Gabelli & Company. GBL and GGCP are deemed to have beneficial ownership Common Stock owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation.

(4)	Includes (i) 33,857 shares of Common Stock over which Ms. Allen has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which she has voting power but no investment power.
(5)	Includes (i) 0 shares of Common Stock over which Mr. Barbas has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
40	El Paso Electric Company 2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(6)	Includes (i) 63,779 shares of Common Stock over which Mr. Cicconi has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(7)	Includes (i) 21,752 shares of Common Stock over which Mr. Escudero has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(8)	Includes (i) 56,132 shares of Common Stock over which Mr. Harris has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(9)	Includes (i) 24,072 shares of Common Stock over which Mr. Hunt has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(10)	Includes (i) 220 shares of Common Stock over which Mr. Palacios has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(11)	Includes (i) 50,550 shares of Common Stock over which Mr. Siegel has sole voting and investment power; (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power; and (iii) 8,975 shares of Common Stock held by spouse over which he has no voting or investment power.
(12)	Includes (i) 39,427 shares of Common Stock over which Mr. Wertheimer has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has voting power but no investment power.
(13)	Includes (i) 6,500 shares of Common Stock over which Mr. Yamarone has sole voting and investment power; and (ii) 3,500 shares of restricted Common Stock over which he has sole voting power but no investment power.
(14)	Includes (i) 17,826 shares of Common Stock over which Ms. Kipp has sole voting and investment power; (ii) 30,668 shares of restricted Common Stock over which she has sole voting power but no investment power; and (iii) 27,624 shares of restricted stock with a performance condition over which she has voting power but no investment power.
(15)	Includes (i) 18,759 shares of Common Stock over which Mr. Hirschi has sole voting and investment power; and (ii) 7,063 shares of restricted Common Stock over which he has sole voting power but no investment power.
(16)	Includes (i) 22,754 shares of Common Stock over which Mr. Buraczyk has sole voting and investment power; and (ii) 6,903 shares of restricted Common Stock over which he has voting power but no investment power.
(17)	Includes (i) 26,706 shares of Common Stock over which Mr. Miracle has sole voting and investment power; and (ii) 6,519 shares of restricted Common Stock over which he has voting power but no investment power.
(18)	Includes (i) 13,084 shares of Common Stock over which Mr. Stiller has sole voting and investment power; and (ii) 4,093 shares of restricted Common Stock over which he has voting power but no investment power.
(19)	Includes (i) 4,832 shares over which the other executive officers have sole voting and investment power; and (ii) 5,379 shares of restricted Common Stock over which they have voting power but no investment power.
(20)	Includes (i) 400,250 shares of Common Stock over which the directors and executive officers have sole voting and investment power; (ii) 95,625 shares of restricted Common Stock over which they have voting power but no investment power; (iii) 27,624 shares of restricted stock with a performance condition over which the individual has voting power but no investment power, and (iv) 8,975 shares of Common Stock held by a spouse which has no voting or investment power.
El Paso Electric Company 2018 Proxy Statement	41

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the SEC Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that, during and for the fiscal year ended December 31, 2017, its directors, executive officers and holders of more than 10% of the outstanding shares of

Common Stock complied with all Section 16(a) filing requirements except that due to a clerical oversight, a Form 4 reporting the annual grant of 3,500 restricted stock for each of Messrs. Barbas and Palacios was filed late on June 5, 2017. In addition, a Form 4 was filed late on June 5, 2017, on behalf of Mr. Adrian J. Rodriguez, upon his promotion to Vice President and General Counsel.

SHAREHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS
FOR 2019 ANNUAL MEETING OF
SHAREHOLDERS

Under certain circumstances, shareholders are entitled to present proposals at shareholders meetings. To be eligible for inclusion in the Proxy Statement for the Company’s 2019 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices on or prior to December 14, 2018. The Company will consider only those proposals, which meet the requirements of applicable SEC rules. Under the Company’s Bylaws, in order for a shareholder proposal that is not included in the Proxy Statement to be properly brought before the annual meeting of shareholders, notice of the proposal must be received at the Company’s principal executive offices at least 80 days prior to the scheduled date of the annual meeting. A shareholder’s notice should list each proposal and a brief description of the business to be brought before the annual meeting; the name and address of the shareholder proposing such business; the class and number of shares held by the shareholder; and any material interest of the shareholder in the business. If a shareholder wishes to nominate a director, the shareholder must provide the nomination to the Nominating and Corporate Governance Committee in advance in writing at the Company’s principal offices pursuant to the notice provisions provided in the Company’s Bylaws. For more details, see “Evaluation of Director Nominees” above.

OTHER BUSINESS

The Board knows of no business, other than as stated in the Notice of Annual Meeting of Shareholders that will be presented for consideration at the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares of Common Stock represented thereby on such matters in accordance with their discretion and judgment as to the best interests of the Company and its shareholders.

ANNUAL REPORT

The Company’s 2017 Annual Report, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this Proxy Statement.

42	El Paso Electric Company 2018 Proxy Statement

DELIVERY OF PROXY STATEMENT

Pursuant to the rules adopted by the SEC, the Company has elected to provide access to the proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

EL PASO ELECTRIC COMPANY
By Order of the Board of Directors

Jessica Goldman
Corporate Secretary

Dated: April 13, 2018

El Paso Electric Company 2018 Proxy Statement	43

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The Electric Company®
El Paso Electric

epelectric.com

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000374228_1 R1.0.1.17 EL PASO ELECTRIC COMPANY 100 N. STANTON P.O. BOX 982 EL PASO, TX 79901 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2018. Have your proxy card in hand when you access the web-site and follow the instructions to obtain your records and create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by El Paso Electric Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2018. Have your proxy card in hand when you call and follow the instructions provided by the recorded message. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following nominees: 1. Election of Directors Nominees For Against Abstain 01) RAYMOND PALACIOS, JR. 02) STEPHEN N. WERTHEIMER 03) CHARLES A. YAMARONE The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Ratify the selection of KPMG LLP as the Company's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018. 3. Approve the advisory resolution on executive compensation. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted as recommended by the Board of Directors as indicated above. If any other routine matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000374228_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com . EL PASO ELECTRIC COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Annual Meeting of Shareholders May 24, 2018 The undersigned hereby nominate(s), constitute(s) and appoint(s) Mary E. Kipp, Nathan T. Hirschi, Adrian J. Rodriguez, and Russell G. Gibson, jointly and severally, as attorneys, agents and proxies, with full powers of substitution and discretionary authority, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders (the "Annual Meeting") of El Paso Electric Company (the "Company") to be held at the Stanton Tower, 100 N. Stanton Street, El Paso, Texas 79901, on Thursday, May 24, 2018 at 10:00 a.m., MDT, or at any adjournments thereof, and vote as specified herein the number of shares of Company common stock that the undersigned, if personally present, would be entitled to vote at the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: CONTINUED AND TO BE SIGNED ON REVERSE SIDE